Published CUSIP Numbers
Senior Credit Facilities: [_____________]
Revolving Facility: [_____________]
Term A Loan Facility: [_____________]
Term B Loan Facility: [_____________]

CREDIT AGREEMENT

Dated as of December 6, 2006

among

OSHKOSH TRUCK CORPORATION,

VARIOUS FINANCIAL INSTITUTIONS,

JPMORGAN CHASE BANK, N.A., as Syndication Agent,

BMO CAPITAL MARKETS FINANCING INC.,
LASALLE BANK, NATIONAL ASSOCIATION
and
SUNTRUST BANK,
as Co-Documentation Agents,

and

BANK OF AMERICA, N.A.,
as Administrative Agent, as an Issuer
and as Swing Line Lender

BANC OF AMERICA SECURITIES LLC                J.P. MORGAN SECURITIES INC.

Co-Lead Arrangers and Co-Book Managers

		Page
ARTICLE I DEFINITIONS
1.01	Certain Defined Terms	1
1.02	Other Interpretive Provisions	28
1.03	Accounting Principles	28
1.04	Currency Equivalents Generally	29
ARTICLE II THE CREDITS
2.01	The Credits	29
2.02	Loan Accounts	29
2.03	Procedure for Borrowing	30
2.04	Conversion and Continuation Elections	31
2.05	The Swing Line Loans	33
2.06	Procedure for Swing Line Loans	33
2.07	The Fronted Offshore Currency Loans	35
2.08	Utilization of Commitments in Offshore Currencies; Valuation	37
2.09	Voluntary Termination, Reduction or Increase of Revolving Commitments	39
2.10	Optional Prepayments	40
2.11	Mandatory Prepayments of Loans	41
2.12	Repayment	42
2.13	Interest	42
2.14	Fees	43
2.15	Computation of Fees and Interest	44
2.16	Payments by the Borrowers	44
2.17	Payments by the Lenders to the Agent	45
2.18	Sharing of Payments, Etc	45
2.19	Subsidiary Borrowers	46
ARTICLE III THE LETTERS OF CREDIT
3.01	The Letter of Credit Subfacility	47
3.02	Issuance, Amendment and Renewal of Letters of Credit	48
3.03	Risk Participations, Drawings and Reimbursements	50
3.04	Repayment of Participations	52

-i-

(continued)

Page

3.05	Role of the Issuers	52
3.06	Obligations Absolute	53
3.07	Backup Support	54
3.08	Letter of Credit Fees	54
3.09	Applicability of ISP98 and UCP	54
3.10	Utilization of Offshore Currencies	55
ARTICLE IV TAXES, YIELD PROTECTION AND ILLEGALITY
4.01	Taxes	55
4.02	Illegality	56
4.03	Increased Costs and Reduction of Return	57
4.04	Funding Losses	58
4.05	Inability to Determine Rates	58
4.06	Certificates of Lenders	59
4.07	Substitution of Lenders	59
4.08	Notice of Defaulting Lender	59
4.09	Survival	59
ARTICLE V CONDITIONS PRECEDENT
5.01	Conditions to Effectiveness and Initial Credit Extension	59
5.02	Conditions to All Credit Extensions	63
5.03	Initial Loans to a Subsidiary Borrower	63
ARTICLE VI REPRESENTATIONS AND WARRANTIES
6.01	Corporate Existence and Power	64
6.02	Corporate Authorization; No Contravention	65
6.03	Governmental and Third-Party Authorization	65
6.04	Binding Effect	65
6.05	Litigation	65
6.06	No Default	66
6.07	ERISA Compliance	66

-ii-

(continued)

Page

6.08	Use of Proceeds; Margin Regulations	66
6.09	Title to Properties	67
6.10	Taxes	67
6.11	Financial Condition	67
6.12	Environmental Matters	67
6.13	Regulated Entities	67
6.14	Capitalization; Subsidiaries	68
6.15	Insurance	68
6.16	Subsidiary Borrower Supplements	68
6.17	Full Disclosure	68
6.18	JLG Merger	68
ARTICLE VII AFFIRMATIVE COVENANTS
7.01	Financial Statements	69
7.02	Certificates; Other Information	70
7.03	Notices	71
7.04	Preservation of Corporate Existence, Etc	71
7.05	Maintenance of Property	72
7.06	Insurance	72
7.07	Payment of Taxes	72
7.08	Compliance with Laws	72
7.09	Inspection of Property and Books and Records	72
7.10	Environmental Laws	73
7.11	Use of Proceeds	73
7.12	Additional Guaranties	73
7.13	Guarantors	73
7.14	Further Assurances	73
ARTICLE VIII NEGATIVE COVENANTS
8.01	Limitation on Liens	75
8.02	Disposition of Assets	77

-iii-

(continued)

Page

8.03	Consolidations and Mergers	78
8.04	Hostile Acquisitions	79
8.05	Securitizations; Subsidiary Indebtedness	79
8.06	Transactions with Affiliates	79
8.07	Burdensome Agreements	80
8.08	Amendments to Certain Documents	81
8.09	Restricted Payments; Prepayment of Subordinated Indebtedness	81
8.10	Leverage Ratio	81
8.11	Interest Coverage Ratio	81
ARTICLE IX EVENTS OF DEFAULT
9.01	Event of Default	81
9.02	Remedies	84
9.03	Rights Not Exclusive	84
ARTICLE X THE AGENT
10.01	Appointment and Authority	84
10.02	Rights as a Lender	85
10.03	Exculpatory Provisions	85
10.04	Reliance by Agent	86
10.05	Delegation of Duties	86
10.06	Resignation of Agent	86
10.07	Non-Reliance on Agent and Other Lenders	87
10.08	No Other Duties, Etc	87
10.09	Agent May File Proofs of Claim	87
10.10	Collateral and Guaranty Matters	88
10.11	Withholding Tax	88
ARTICLE XI MISCELLANEOUS
11.01	Amendments and Waivers	90
11.02	Notices	91

-iv-

(continued)

Page

11.03	No Waiver; Cumulative Remedies	92
11.04	Costs and Expenses; Indemnification	92
11.05	Marshalling; Payments Set Aside	94
11.06	Successors and Assigns	94
11.07	Assignments, Participations, Etc	95
11.08	Confidentiality	98
11.09	Set-off	99
11.10	Automatic Debits of Fees	100
11.11	Notification of Addresses, Lending Offices, Etc	100
11.12	Counterparts	100
11.13	Severability	100
11.14	No Third Parties Benefited	100
11.15	Governing Law and Jurisdiction	100
11.16	WAIVER OF JURY TRIAL	101
11.17	Judgment	101
11.18	Entire Agreement	102
11.19	USA PATRIOT Act Notice	102
ARTICLE XII COMPANY GUARANTY
12.01	The Guaranty	102
12.02	Insolvency	102
12.03	Nature of Liability	103
12.04	Independent Obligation	103
12.05	Authorization	103
12.06	Reliance	104
12.07	Subordination	104
12.08	Waiver	104
12.09	Nature of Liability	105
12.10	No Fiduciary or Implied Duties	105
12.11	Termination of Existing Credit Agreement	106

-v-

SCHEDULES
Schedule 1.01(a)	Pricing Schedule
Schedule 1.01(b)	Existing SunTrust Letters of Credit
Schedule 1.01(c)	Existing Bank of America Letters of Credit
Schedule 1.01(d)	Debt to be Repaid
Schedule 2.01	Commitments and Percentages
Schedule 2.12(b)	Amortization of Term A Loans
Schedule 2.12(c)	Amortization of Term B Loans
Schedule 6.07	ERISA
Schedule 6.10	Taxes
Schedule 6.12	Environmental Matters
Schedule 6.14	Capitalization; Subsidiaries and Minority Interests
Schedule 6.15	Insurance Matters
Schedule 8.01(a)	Permitted Liens
Schedule 8.01(b)	Restricted Properties
Schedule 8.02	Dispositions
Schedule 8.05	Subsidiary Indebtedness
Schedule 8.07	Burdensome Agreements
Schedule 11.02	Administrative Agent's Office; Certain Addresses for Notices
EXHIBITS
Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Notice of Conversion/Continuation
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Note
Exhibit F	Form of Subsidiary Borrower Supplement
Exhibit G	Form of Subsidiary Guaranty
Exhibit H	Form of Offshore Currency Addendum
Exhibit I	Form of Increase Request
Exhibit J	Form of Pledge Agreement
Exhibit K	Form of Security Agreement

-i-

CREDIT AGREEMENT

        This CREDIT AGREEMENT is entered into as of December 6, 2006 among Oshkosh Truck Corporation, a Wisconsin corporation (the “Company”), the financial institutions from time to time party to this Agreement (collectively the “Lenders” and individually each a “Lender”) and Bank of America, N.A., as administrative agent for the Lenders.

        WHEREAS, the Company has requested that the Lenders make, and the Lenders have agreed to make, certain financial accommodations to the Company and certain of its subsidiaries on the terms and conditions set forth herein.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

        1.01    Certain Defined Terms. The following terms have the following meanings:

        “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or other equity interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary), provided that the Company or a Subsidiary is the surviving entity.

        “Acquisition Subsidiary” means Steel Acquisition Corp., a Pennsylvania corporation.

        “Additional Lender” — see subsection 2.09(c)(ii).

        “Administrative Questionnaire” means an administrative questionnaire substantially in a form supplied by the Agent.

        “Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

        “Agent” means Bank of America in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent arising under Section 10.06.

        “Agent-Related Persons” means Bank of America (and any successor administrative agent arising under Section 10.06) and the Syndication Agent, together with their respective Affiliates (including the Arrangers), and the officers, directors, employees, agents and attorneys-in-fact of the foregoing.

        “Agent’s Payment Office” means the address for payments set forth on Schedule 11.02, or such other address as the Agent may from time to time specify.

        “Aggregate Revolving Commitment” means the aggregate amount of the Revolving Commitments of the Lenders.

        “Agreement” means this Credit Agreement.

        “Agreement Currency” has the meaning specified in Section 11.17.

        “Alternate Currency” means any Offshore Currency (and any other currency which is at the relevant time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars) which, as applicable, (a) the applicable Borrower requests the applicable Fronting Lender to include as an Alternate Currency hereunder and which is acceptable to the applicable Fronting Lender and with respect to which an Offshore Currency Addendum has been executed by a Subsidiary Borrower or the Company and the applicable Fronting Lender in connection therewith or (b) a Borrower requests as the currency in which a Letter of Credit is to be denominated and which is acceptable to the Issuer thereof.

        “Applicable Base Rate Margin” — see Schedule 1.01(a).

        “Applicable Commitment Fee Percentage” — see Schedule 1.01(a).

        “Applicable Currency” means, as to any particular Letter of Credit or Loan, Dollars or the Offshore Currency or Alternate Currency in which it is denominated or payable.

        “Applicable LC Fee Rate” — see Schedule 1.01(a).

        “Applicable Offshore Rate Margin” — see Schedule 1.01(a).

        “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

        “Arranger” means each of BAS and J.P. Morgan Securities Inc. in its capacity as a joint lead arranger hereunder, and “Arrangers” means both of them.

        “Assignee” has the meaning specified in subsection 11.07(a).

        “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor or by affiliated investment advisors.

        “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by subsection 11.07(a)), and accepted by the Agent, in substantially the form of Exhibit D or any other form approved by the Agent.

        “Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

        “Backup Support” means, with respect to any Letter of Credit, to Cash Collateralize such Letter of Credit or to deliver to the Agent a letter of credit, from a financial institution and in a form satisfactory to the Agent and the applicable Issuer, to support the Company’s obligations with respect to such Letter of Credit.

        “Bank of America” means Bank of America, N.A., a national banking association.

        “Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

        “BAS” means Banc of America Securities LLC.

        “Base Rate” means for any day a fluctuating rate per annum equal to (a) in the case of Loans in Dollars, the higher of (i) the Federal Funds Rate plus 1/2 of 1%; or (ii) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (b) in the case of Loans in any Alternate Currency, the comparable rate for such Alternate Currency, as reasonably determined by the Agent or the applicable Fronting Lender. Such “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

        “Base Rate Loan” means a Loan or an L/C Advance that bears interest based on the Base Rate and is denominated in Dollars.

        “Borrower” means either the Company or any Subsidiary Borrower.

        “Borrowing” means a borrowing hereunder consisting of Loans of the same Class and Type made to the Company on the same day by the applicable Lenders or a borrowing consisting of Revolving Loans of the same type made to a Subsidiary Borrower under Article II and, in the case of Offshore Rate Loans, having the same Interest Period and denominated in the same Offshore Currency. The making of either a Swing Line Loan or a Fronted Offshore Currency Loan shall not constitute a Borrowing.

        “Borrowing Date” means any date on which a Borrowing occurs under Section 2.03.

        “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close or are in fact closed, in the state where the Agent’s Payment Office is located and, if the applicable Business Day relates to any Offshore Rate Loan denominated in Dollars, means such a day on which dealings are carried on in the applicable offshore dollar interbank market and, if the applicable Business Day relates to any Offshore Rate Loan denominated in any Offshore Currency, a day on which commercial banks are open for foreign exchange business in London, England, and on which dealings in the relevant Offshore Currency are carried on in the applicable offshore foreign exchange interbank market in which disbursements of or payments in such Offshore Currency will be made or received hereunder.

        “Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

        “Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or similar business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        “Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the Issuers and the Revolving Lenders, as additional collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Agent and the Issuers (which documents are hereby consented to by the Revolving Lenders). Derivatives of such term shall have corresponding meanings. The Company hereby grants the Agent, for the benefit of the Agent, the Issuers and the Revolving Lenders, a security interest in all such cash and deposit account balances. Cash collateral shall be maintained in blocked deposit accounts at Bank of America (which accounts shall be interest-bearing so long as no Event of Default exists).

        “Cash Interest Expense” means, for any period, the sum of (a) consolidated interest expense of the Company and its Subsidiaries for such period to the extent paid in cash and (b) amortization during such period of costs incurred in connection with the initial closing of any Swap Contract minus, to the extent included in calculating such sum, (i) fees and expenses incurred in connection with the consummation of the JLG Merger, (ii) annual administrative agency fees paid to the Agent and (iii) capitalized costs incurred in connection with the initial closing of any Swap Contract.

        “Change of Control” means the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act); (b) the adoption of a plan relating to the liquidation or dissolution of the Company; (c) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly of more than 30% of the Voting Stock of the Company (measured by voting power rather than number of shares); (d) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or (e) during any period of 12 consecutive calendar months (or less), commencing on the Effective Date, the ceasing of those individuals (the “Continuing Directors”) who (i) were directors of the Company on the first day of each such period or (ii) subsequently became directors of the Company and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of the Company, to constitute a majority of the board of directors of the Company.

        “Class” means, with respect to any Loan, its characterization as a Revolving Loan, a Term A Loan or a Term B Loan.

        “Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

        “Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien now or hereafter exists in favor of the Guaranteed Creditors, or the Agent on behalf of the Guaranteed Creditors.

        “Collateral Access Agreement” means an agreement, in form and substance reasonably acceptable to the Agent, between the Agent and a third party relating to inventory of the Company or any other Loan Party located on the property of such third party.

        “Collateral Documents” means the Pledge Agreement, the Security Agreement and any other agreement pursuant to which any Loan Party grants collateral to the Agent for the benefit of the Guaranteed Creditors.

        “Commitment” means a Fronted Offshore Currency Commitment, a Revolving Commitment, a Term A Commitment, a Term B Commitment or a Swing Line Commitment, as the context may require.

        “Company” has the meaning specified in the introductory clause hereto.

        “Compliance Certificate” means a certificate substantially in the form of Exhibit C.

        “Computation Date” means (a) any day on which the Aggregate Revolving Commitment is reduced pursuant to Section 2.09; (b) with respect to matters relating to Offshore Rate Loans, each day on which a Borrower borrows, converts or continues any Offshore Rate Loan and each Interest Payment Date with respect to any Offshore Rate Loan; and (c) with respect to matters relating to any Letter of Credit, (i) the day on which such Letter of Credit is issued and (ii) each day on which the Stated Amount of such Letter of Credit is changed.

        “Consolidated EBITDA” means, for any period, the consolidated net income (or net loss) of the Company and its Subsidiaries for such period, plus (or minus, if a credit or a negative number) the following (without duplication), in each case to the extent included in the determination of such consolidated net income (or net loss): (a) all amounts treated as expenses for depreciation and interest and the amortization of intangibles of any kind; (b) all taxes on or measured by income; (c) all charges arising from “last in first out” valuation; (d) the amount of post-retirement health benefits accrued in such period less the amount of post-retirement health benefits paid in such period, in an amount of up to $5,000,000; (e) all non-cash charges and not more than $15,000,000 of cash charges, in each case arising from the write-down of fixed assets, severance payments and relocation expenses incurred or taken with respect to Acquisitions; (f) all non-cash charges arising from the impact of purchase accounting inventory write-ups taken with respect to Acquisitions; (g) all charges or credits arising from the write-off of intangible assets (without duplication of any amounts set forth in clause (a)); (h) expenses relating to stock-based compensation plans resulting from the application of Financial Accounting Standards Board Statement No. 123R; and (i) all non-capitalized fees and expenses incurred in connection with the JLG Merger and recorded prior to January 1, 2008; provided that consolidated net income (or net loss) and each adjustment described in the foregoing clauses (a) through (i) shall be computed (i) without giving effect to extraordinary losses or extraordinary gains; (ii) without regard to the net income (or net loss) of Leasing Subsidiaries or to the carrying value of the equity interest of the Company and its Subsidiaries in Leasing Subsidiaries; and (iii) without giving effect to any dividends or other distributions received by the Company and its Subsidiaries from Leasing Subsidiaries or any equity contributions made by the Company and its Subsidiaries to Leasing Subsidiaries; provided, further, that for purposes of computing Consolidated EBITDA, Acquisitions made by the Company or any of its Subsidiaries during any relevant four-quarter period shall be deemed to have occurred (and any Indebtedness incurred or assumed in connection therewith shall be deemed to have been incurred or assumed) on the first day of the such period and Consolidated EBITDA for any such period shall be calculated to include pro forma adjustments with respect to income and expense associated with the acquired assets or entity (all consistent with clauses (a) through (i) above).

        “Contingent Obligation” means, as to any Person and without duplication, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any Swap Contract (other than in respect of ordinary course foreign currency hedging arrangements). The amount of any Contingent Obligation shall (v) in the case of Guaranty Obligations of the Company and its Subsidiaries of the type described in the third paragraph of Note 14 to JLG’s audited consolidated financial statements for the fiscal year ended July 31, 2006, be deemed to equal 25% of such Guaranty Obligations, (w) in the case of other Guaranty Obligations, be deemed equal to the lesser of (i) the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and (ii) the stated amount of the guaranty, (x) in the case of Contingent Obligations in respect of Swap Contracts, be deemed equal to the aggregate Swap Termination Value of such Swap Contracts, (y) in the case of Contingent Obligations in respect of Surety Instruments other than Non-Surety L/C’s, be deemed equal to the probable amount of the expected liability thereunder, and (z) in the case of Contingent Obligations in respect of Non-Surety L/C’s, be deemed equal to (i) the face amount of outstanding Non-Surety L/C’s which are not Letters of Credit and (ii) the outstanding amount of L/C Obligations in respect of Non-Surety L/C’s which are Letters of Credit pursuant to Article III.

        “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

        “Conversion/Continuation Date” means any date on which, under Section 2.04, the Company (a) converts Revolving Loans or Term Loans of one Type to the other Type or (b) continues Offshore Rate Loans for a new Interest Period.

        “Credit Extension” means and includes (a) the making of any Loan hereunder and (b) the Issuance of any Letter of Credit hereunder.

        “Debt to be Repaid” means the Indebtedness listed on Schedule 1.01(d).

        “Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

        “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

        “Disposition” has the meaning specified in Section 8.02.

        “Dollars”, “dollars” and “$” each mean lawful money of the United States.

        “Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in an Offshore Currency, the equivalent amount in Dollars as determined by the Agent or the applicable Issuer at such time on the basis of the Spot Rate for the purchase of Dollars with such Offshore Currency on the most recent Computation Date.

        “Domestic Subsidiary” means a Subsidiary organized under the laws of (i) the United States or any political subdivision thereof, or any agency, department or instrumentality thereof, or (ii) any state of the United States.

        “Effective Date” means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived by the Required Lenders (or, in the case of subsection 5.01(i), waived by the Person entitled to receive such payment).

        “Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit and that is an Affiliate of a Lender; (d) an Approved Fund; (e) a Lender; and (f) any other entity approved by the Company (which approval shall not be required during the existence of an Event of Default) and the Agent, such approvals in each case not to be unreasonably withheld or delayed.

        “Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), investigation, cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placements, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placements, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from any property, whether or not owned by the Company or any Subsidiary or taken as collateral, or in connection with any operations of the Company.

        “Environmental Laws” means all federal, state, local or foreign (but only in those foreign jurisdictions where the Company and/or any Subsidiary has material operations) laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.

        “ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

        “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

        “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, in each case the liability with respect to which has not been satisfied, (d) the filing of a notice of intent to terminate a Plan that has any Unfunded Pension Liability, (e) the treatment of a Plan amendment that has any Unfunded Pension Liability as a termination under Section 4041 or 4041A of ERISA, (f) the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, (g) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan, or (h) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

        “Eurocurrency Reserve Percentage” has the meaning specified in the definition of “Offshore Rate”.

        “Event of Default” means any of the events or circumstances specified in Section 9.01.

        “Excess Cash Flow” means, for any period, the excess (if any) of (a) the sum of (i) Consolidated EBITDA (calculated without giving effect to the last proviso of the definition thereof) for such period plus (ii) to the extent not included in the calculation of such Consolidated EBITDA, the absolute value of any net decrease in Working Capital during such period over (b) the sum for such period of (i) Cash Interest Expense, (ii) voluntary prepayments of Term Loans and, to the extent accompanied by a permanent decrease in the Revolving Commitments, Revolving Loans, (iii) mandatory prepayments of Term Loans pursuant to Section 2.11(d)(i) or (ii), (iv) regularly scheduled principal payments of any other long-term Indebtedness of the Company and its Subsidiaries (including any Indebtedness that was long-term but is within one year of final maturity), (v) the aggregate amount of all cash payments by the Company and its Subsidiaries on account of taxes on or measured by income, (vi) cash capital expenditures actually made by the Company and its Subsidiaries, (vii) expenditures of the type characterized as “purchases of equipment held for rental” in JLG’s audited consolidated financial statements for the fiscal year ended July 31, 2006 and (viii) to the extent not included in calculating any other amount in this clause (b), any net increase in Working Capital during such period.

        “Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

        “Existing Credit Agreement” means the Credit Agreement dated as of September 29, 2004 among the Company, various financial institutions and Bank of America, as administrative agent.

        “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.

        “Fee Letter” means either fee letter referred to in subsection 2.14(a), and “Fee Letters” means both of them.

        “Floor Plan Financing Facility” means any facility entered or to be entered into by the Company or any Subsidiary pursuant to which such person may (a) incur Indebtedness to purchase vehicles and/or related equipment from certain vendors for the prompt resale to customers in the ordinary course of business and (b) grant a security interest in such vehicles and/or related equipment to secure such borrowings.

        “Foreign Lender” has the meaning specified in subsection 10.11(a).

        “Foreign Subsidiary” means a Subsidiary which is not a Domestic Subsidiary.

        “FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

        “Fronted Offshore Currency Commitment” means, for any Fronting Lender for any Alternate Currency, the obligation of such Fronting Lender to make Fronted Offshore Currency Loans in such Alternate Currency not exceeding the Dollar Equivalent set forth in the applicable Offshore Currency Addendum, as such amount may be modified from time to time pursuant to the terms of this Agreement and such Offshore Currency Addendum. Any Fronted Offshore Currency Commitment shall be a part of the Aggregate Revolving Commitment, rather than a separate, independent commitment.

        “Fronted Offshore Currency Loan” means a loan made by a Fronting Lender to a Borrower pursuant to Section 2.07 and an Offshore Currency Addendum.

        “Fronted Offshore Currency Note” means a promissory note in such form as may be required by the applicable Offshore Currency Addendum.

        “Fronted Offshore Currency Rate” means, for any day for any Fronted Offshore Currency Loan, the per annum rate of interest determined under or as set forth in the applicable Offshore Currency Addendum.

        “Fronting Lender” means any Lender (or any Affiliate, branch or agency thereof) with a Fronted Offshore Currency Commitment to the extent it is party to an Offshore Currency Addendum as the “Fronting Lender” thereunder. If any agency, branch or Affiliate of such Lender shall be a party to an Offshore Currency Addendum, such agency, branch or Affiliate shall, to the extent of any commitment extended and any Loans made by it, have all the rights of such Lender hereunder; provided that such Lender shall, to the exclusion of such agency, branch or Affiliate, continue to have all the voting rights vested in it by the terms hereof.

        “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

        “Further Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 4.01.

        “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

        “Governmental Authority” means (a) any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, and (b) the National Association of Insurance Commissioners.

        “Guaranteed Creditors” means and includes the Agent, the Lenders and each Person (other than the Company or any of its Subsidiaries) which is a party to a Rate Swap Document if such Person is or at the time of entry into such Rate Swap Document was a Lender or an Affiliate of a Lender.

        “Guaranteed Obligations” means (a) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest (whether such interest is allowed as a claim in a bankruptcy proceeding with respect to any Subsidiary Borrower or otherwise) of each Loan made under this Agreement to any Subsidiary Borrower, together with all other Obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including indemnities, fees and interest thereon) of any Subsidiary Borrower to the Agent or any Lender now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Loan Documents and the due performance and compliance with all terms, conditions and agreements contained in the Loan Documents by any Subsidiary Borrower and (b) the full and prompt payment when due (whether by acceleration or otherwise) of all Obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code or similar proceeding under applicable law, would become due) of the Company or any Subsidiary owing under any Rate Swap Document entered into by the Company or any Subsidiary with any Lender or any Affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Lender or Affiliate participates in such Rate Swap Document and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

        “Guarantor” means, at any time, any Subsidiary that is a party to the Subsidiary Guaranty at such time.

        “Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”

        “Hazardous Materials” means all those substances that are regulated by, or which may form the basis of liability or a standard of conduct under, any Environmental Law, including any substance identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum-derived substance or waste.

        “Honor Date” has the meaning specified in subsection 3.03(b).

        “Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money and all Securitization Obligations; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than (i) trade and similar accounts payable and accrued expenses, in each case arising in the ordinary course of business, and (ii) accrued pension costs and other employee benefit and compensation obligations arising in the ordinary course of business); (c) all Contingent Obligations with respect to Surety Instruments (other than trade letters of credit); (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all indebtedness referred to in subsections (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in subsections (a) through (g) above; provided that “Indebtedness” shall not include (1) Guaranty Obligations of the Company with respect to up to $5,000,000 of Indebtedness of Leasing Subsidiaries, (2) Indebtedness owing to the Company by any Subsidiary or Indebtedness owing to any Subsidiary by the Company or another Subsidiary, (3) any customary earnout or holdback in connection with Acquisitions permitted by Section 8.04, (4) any indebtedness incurred by the Company or any Subsidiary pursuant to any Floor Plan Financing Facility to the extent that it shall be non-interest bearing, (5) any obligation incurred by the Company or any Subsidiary in the ordinary course of business to make payments to a floor plan financer of a distributor of the Company or such Subsidiary as an incentive for such financer to provide more favorable payment terms to such distributor, (6) any obligations of the Company or its Subsidiaries in respect of customer advances received and held in the ordinary course of business or (7) performance bonds or performance guaranties (or bank guaranties or letters of credit in lieu thereof) entered into in the ordinary course of business. If any of the foregoing Indebtedness is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Indebtedness shall be equal to the lesser of the amount of such Indebtedness and the fair market value of such asset or assets at the date for determination of the amount of such Indebtedness. For all purposes of this Agreement, (A) the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member and as to which such Person is or may become directly liable and (B) the amount of Indebtedness of the Company and its Subsidiaries hereunder shall be calculated without duplication of Guaranty Obligations of the Company or any Subsidiary in respect thereof.

        “Indemnitee” has the meaning specified in subsection 11.04(b).

        “Independent Auditor” has the meaning specified in subsection 7.01(a).

        “Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

        “Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four fiscal quarters ending on such date to (b) Cash Interest Expense for such period.

        “Interest Payment Date” means, as to any Offshore Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar quarter; provided that if any Interest Period for an Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

        “Interest Period” means, as to any Fronted Offshore Currency Loan, the Interest Period as set forth in, or determined in accordance with, the applicable Offshore Currency Addendum and, as to any other Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six (or, if all applicable Lenders agree, nine or twelve) months thereafter as selected by a Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, or such other period as required by the Company and agreed to by all applicable Lenders; provided that:

        (a)     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

        (b)     any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

        (c)     no Interest Period for any Revolving Loan shall extend beyond the scheduled Revolving Maturity Date;

        (d)     no Interest Period for a Term A Loan shall extend beyond the scheduled Term A Maturity Date; and

        (e)     no Interest Period for a Term B Loan shall extend beyond the scheduled Term B Maturity Date.

        “Internal Control Event” means a material weakness in the Company’s internal controls over financial reporting as described in the Securities Laws.

        “IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

        “ISP98” has the meaning specified in Section 3.09.

        “Issuance Date” has the meaning specified in subsection 3.01(a).

        “Issue” means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

        “Issuer” means (a) with respect to any Letter of Credit listed on Schedule 1.01(b), SunTrust Bank, (b) with respect to any Letter of Credit listed on Schedule 1.01(c), Bank of America, and (c) with respect to any other Letter of Credit, Bank of America or any other Revolving Lender selected by the Company and approved by the Agent (such approval not to be unreasonably withheld or delayed) that has agreed to act as issuer of such Letter of Credit hereunder.

        “JLG” means JLG Industries, Inc., a Pennsylvania corporation.

        “JLG Merger” means the merger of the Acquisition Subsidiary with and into JLG pursuant to the JLG Merger Documents.

        “JLG Merger Agreement” means the Agreement and Plan of Merger dated October 15, 2006 among JLG, the Acquisition Subsidiary and the Company, including all schedules, annexes and exhibits thereto.

        “JLG Merger Documents” means, collectively, (a) the JLG Merger Agreement and (b) the Confidentiality Agreement (as defined in the JLG Merger Agreement).

        “Judgment Currency” has the meaning specified in Section 11.17.

        “L/C Advance” means each Revolving Lender’s participation in any L/C Borrowing in accordance with its Revolving Percentage.

        “L/C Amendment Application” means an application form for amendment of outstanding standby or commercial documentary letters of credit as shall at any time be in use by the applicable Issuer, with such modifications as the Company and such Issuer may reasonably approve.

        “L/C Application” means an application form for issuances of standby or commercial documentary letters of credit as shall at any time be in use by the applicable Issuer, with such modifications as the Company and such Issuer may reasonably approve.

        “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made or converted into a Borrowing of Revolving Loans under subsection 3.03(a).

        “L/C Commitment” means the commitment of the Issuers to Issue, and the commitment of the Revolving Lenders severally to participate in, Letters of Credit from time to time Issued or outstanding under Article III, in an aggregate amount not to exceed on any date the Aggregate Revolving Commitment. The L/C Commitment is a part of the Aggregate Revolving Commitment, rather than a separate, independent commitment.

        “L/C Obligations” means at any time the sum of (a) the Stated Amount of all outstanding Letters of Credit plus (b) the Dollar Equivalent amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of ISP98, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

        “L/C-Related Documents” means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any standard form document used by any Issuer for letter of credit issuances.

        “Lead Agents” means, collectively, the Agent, the Syndication Agent and the Arrangers, and “Lead Agent” means any of them.

        “Lease Assets” means, with respect to any lease, all of the following property and interests in property whether now existing or existing in the future or hereafter acquired or arising: (a) all vehicles or equipment manufactured, refurbished or sold by the Company or any of its Subsidiaries (and truck chassis, cement block boom trucks and similar vehicles manufactured or refurbished by third parties) and acquired by a Leasing Subsidiary in connection with such assets being leased to a third party; (b) all leases and other contracts or agreements relating to the lease financing by a customer of vehicles or equipment manufactured, refurbished or sold by the Company or any of its Subsidiaries; (c) all accounts receivable and other obligations incurred by lessees in connection with the foregoing, no matter how evidenced; (d) all rights to any vehicles or equipment subject to any of the foregoing after or in connection with creation of the foregoing, including returned or repossessed goods; (e) all reserves and credit balances with respect to any such lease contracts or agreements or lessees; (f) all letters of credit, security or guarantees for any of the foregoing; (g) all insurance policies or reports relating to any of the foregoing; and (h) all books and records relating to any of the foregoing.

        “Leasing Subsidiary” means Oshkosh/McNeilus Financial Services, Inc., Oshkosh McNeilus Financial Services Partnership, Oshkosh Equipment Finance, L.L.C. and any other Subsidiary that is designated by the Board of Directors of the Company as a Leasing Subsidiary and that is exclusively engaged in Leasing Transactions and activities related thereto. If at any time any Leasing Subsidiary should engage in a material transaction or activity other than those described above, it shall thereafter cease to be a Leasing Subsidiary hereunder.

        “Leasing Transaction” means (a) the formation of Leasing Subsidiaries (whether in one or a series of related transactions), (b) the sale, lease or other disposition to a third party of Lease Assets or an interest therein, (c) the borrowing of money secured by Lease Assets or (d) the sale or other disposition of Lease Assets or an interest therein to a Leasing Subsidiary followed by a financing transaction in connection with such sale or disposition of such Lease Assets (whether such financing transaction is effected by such Leasing Subsidiary or by a third party to whom such Leasing Subsidiary sells such Lease Assets or interest therein).

        “Lender” has the meaning specified in the introductory clause hereto.

        “Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” or “Domestic Lending Office” or “Offshore Lending Office”, as the case may be, on Schedule 11.02, or such other office or offices as such Lender may from time to time notify the Company and the Agent.

        “Letter of Credit” means (i) the existing letters of credit set forth on Schedules 1.01(b) and (c) and (ii) any letter of credit Issued by an Issuer pursuant to Article III.

        “Leverage Ratio” means, as of any date of determination, the ratio of (a) all Indebtedness of the Company and its Subsidiaries (other than Leasing Subsidiaries) determined on a consolidated basis as of such date (excluding (i) Contingent Obligations in respect of Swap Contracts and (ii) to the extent included in calculating Contingent Obligations by operation of clause (v) of the last sentence of the definition thereof, outstanding Indebtedness of the type characterized as “limited recourse debt” in JLG’s report on Form 10-K for its fiscal year ended July 31, 2006) to (b) Consolidated EBITDA for the period of four fiscal quarters ending on such date.

        “Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment for security, charge or deposit arrangement, encumbrance, lien (statutory or other) or similar interest of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

        “Loan” means an extension of credit by a Lender to a Borrower under Article II or Article III in the form of a Revolving Loan, a Swing Line Loan, a Fronted Offshore Currency Loan, a Term A Loan, a Term B Loan or an L/C Advance, as the context requires.

        “Loan Documents” means this Agreement, the Notes, the Fee Letters, the L/C-Related Documents, the Subsidiary Guaranty, the Collateral Documents, the Rate Swap Documents and all other documents delivered to the Agent or any Lender in connection herewith.

        “Loan Party” means the Company, any Subsidiary Borrower or any Guarantor.

        “local time” means (a) with respect to any Loan, the time of the office of the Agent or the applicable Fronting Lender to which payment of such Loan is to be made, and (b) with respect to any Letter of Credit, the time of the issuing office of the Issuer of such Letter of Credit.

        “Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

        “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, liabilities (actual or contingent), consolidated results of operations or consolidated financial condition of (i) the Loan Parties, taken as a whole, or (ii) the Company and its Subsidiaries taken as a whole, (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

        “Material Domestic Subsidiary” means, at any time, each Domestic Subsidiary other than (a) any Domestic Subsidiary with total (gross) revenues for the preceding four fiscal quarter period less than 10% of the total (gross) revenues of the Company and its Domestic Subsidiaries (excluding Leasing Subsidiaries) for such period based upon the Company’s most recent annual or quarterly financial statements delivered to the Agent pursuant to Section 7.01, (b) any Leasing Subsidiary, (c) any Securitization Subsidiary and (d) any captive insurance company Subsidiary.

        “Material Foreign Subsidiary” means, at any time, each Foreign Subsidiary other than any Foreign Subsidiary with total (gross) revenues for the preceding four fiscal quarter period less than 10% of the total (gross) revenues of the Company and its Subsidiaries for such period based upon the Company’s most recent annual or quarterly financial statements delivered to the Agent pursuant to Section 7.01.

        “Material Subsidiary” means a Material Domestic Subsidiary or a Material Foreign Subsidiary.

        “Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

        “Net Cash Proceeds” means:

        (a)     with respect to any Disposition, the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Company or any Subsidiary pursuant to such Disposition, net of (i) the direct costs relating to such Disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Company to be payable as a result thereof (after taking into account any available tax credits or deductions (including deductions in respect of withholding taxes that are or would be payable upon repatriation of such proceeds to the United States) and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of any Indebtedness secured by a Lien on the asset subject to such Disposition (other than Indebtedness hereunder), (iv) the amount of any reserve established in accordance with GAAP in respect of (x) the sale price of the asset subject to such Disposition or (y) liabilities associated with such asset that are retained by the Company or such Subsidiary, including pension and post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations, in each case to the extent described in reasonable detail in a certificate provided by a Responsible Officer promptly following consummation of such Disposition, and (v) proceeds that the Company specifies in writing at the time of such Disposition will be (and in fact are) either (x) reinvested by the Company or the applicable Subsidiary (A) in revenue-producing (whether directly or indirectly) assets or (B) in the case of any Disposition of real estate, in fixed assets useful in the business of the Company or the applicable Subsidiary, in each case within 180 days following such Disposition (or, if the Company or such Subsidiary has within such 180-day period entered into a valid contract to reinvest such proceeds, (1) within 12 months following such Disposition if such proceeds are to be reinvested in real property or (2) within 210 days following such Disposition if such proceeds are to be reinvested in assets other than real property) or (y) applied towards the purchase price of an Acquisition otherwise permitted pursuant to the terms of this Agreement within 180 days of such Disposition; and

        (b)     with respect to any issuance of Indebtedness, the aggregate cash proceeds received by the Company or any Subsidiary pursuant to such issuance, net of (i) the direct costs relating to such issuance (including sales and underwriter’s discounts and commissions and legal, accounting and investment banking fees) and (ii) deductions in respect of withholding taxes that are or would be payable upon repatriation of such proceeds to the United States.

        “Net Worth” means the shareholders’ equity of the Company as determined in accordance with GAAP, but excluding any portion thereof in excess of $25,000,000 attributable to the equity interest of the Company and its Subsidiaries in Leasing Subsidiaries.

        “Non-Material Foreign Subsidiary” means a Foreign Subsidiary which is not a Material Foreign Subsidiary.

        “Non-Surety L/C’s” means letters of credit which are not Surety L/C’s.

        “Note” has the meaning specified in subsection 2.02(b).

        “Notice of Borrowing” means a notice in substantially the form of Exhibit A.

        “Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit B.

        “Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company and each Subsidiary Borrower to any Lender, any Affiliate of a Lender that is a party to a Rate Swap Document, the Agent or any other Indemnitee, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, or now existing or hereafter arising.

        “Offshore Currency” means at any time, Euro, Japanese Yen, Pounds Sterling, Australian Dollars, Mexican Pesos, Canadian Dollars or Swedish Kronor and, from and after the time of such approval, any other currency requested by the Company and approved by each Revolving Lender in accordance with subsection 2.08(e).

        “Offshore Currency Addendum” means an addendum substantially in the form of Exhibit H with such modifications thereto as shall be approved by the applicable Fronting Lender, the Company and the Agent.

        “Offshore Currency Loan” means any Offshore Rate Loan denominated in an Offshore Currency.

        “Offshore Rate” means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing or any Fronted Offshore Currency Loan, as applicable, the rate of interest per annum (rounded upward to the next 1/100th of 1%) determined by the Agent as follows:

Offshore Rate =	Offshore Base Rate
1.00 - Eurocurrency Reserve Percentage

Where:

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”); and

“Offshore Base Rate” means, for any Interest Period with respect to an Offshore Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Offshore Base Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Offshore Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

        The Offshore Rate shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurocurrency Reserve Percentage.

        “Offshore Rate Loan” means a Loan that bears interest based on the Offshore Rate, which may be denominated in Dollars or, in the case of a Revolving Loan, any Offshore Currency.

        “Organization Documents” means, for any corporation or other organization, as applicable, the certificate or articles of incorporation or formation, the bylaws, limited partnership agreement, limited liability company agreement, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement or other similar agreement.

        “Other Taxes” means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

        “Participant” has the meaning specified in subsection 11.07(c).

        “PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

        “PCAOB” means the Public Company Accounting Oversight Board.

        “Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or otherwise has any liability, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

        “Percentage” means a Revolving Percentage, a Term A Percentage or a Term B Percentage, as the context requires.

        “Permitted Acquired Debt” means Indebtedness of the Company or any Subsidiary assumed in connection with, or owing by an acquired entity at the time of, an Acquisition so long as (a) such Acquisition is permitted hereunder and (b) such Indebtedness (excluding Indebtedness of JLG and its Subsidiaries) (i) remains outstanding no more than 180 days after the consummation of such Acquisition or (ii)(x)(A) is not subject to prepayment or (B) is subject to prepayment with penalty and (y) does not at any time exceed an amount equal to 5% of the consolidated tangible assets of the Company and its Subsidiaries.

        “Permitted Liens” has the meaning specified in Section 8.01.

        “Permitted Securitization” means any program providing for (a) the sale, contribution and/or transfer to a Securitization Subsidiary, in one or more related and substantially concurrent transactions, of accounts receivable, general intangibles, chattel paper or other financial assets (including rights in respect of capitalized leases) and related rights of the Company or any Subsidiary in transactions intended to constitute (and opined by nationally-recognized outside legal counsel in connection therewith to constitute) true sales or true contributions to such Securitization Subsidiary and (b) the provision of financing secured by the assets so sold, whether in the form of secured loans or the acquisition of undivided interests in such assets.

        “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

        “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company or any ERISA Affiliate sponsors or maintains or to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or otherwise has any liability, and includes any Pension Plan.

        “Pledge Agreement” means a pledge agreement among the Company, various other Loan Parties and the Agent substantially in the form of Exhibit J.

        “Rate Swap Documents” means, collectively, all Swap Contracts entered into between (a) the Company or any Subsidiary and (b) any Lender (or any Affiliate thereof).

        “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents and advisors of such Person and of such Person’s Affiliates.

        “Remarketing Agreements” means agreements guaranteeing the residual or future resale value of products sold or leased by the Company or any Subsidiary.

        “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

        “Required Lenders” means at any time Lenders having aggregate Total Percentages in excess of 50%.

        “Required Revolving Lenders” means at any time Revolving Lenders having aggregate Revolving Percentages in excess of 50%.

        “Required Term A Lenders” means at any time Term A Lenders having aggregate Term A Percentages in excess of 50%.

        “Required Term B Lenders” means at any time Term B Lenders having aggregate Term B Percentages in excess of 50%.

        “Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

        “Responsible Officer” means the chief executive officer, the president, the chief financial officer, the treasurer or the controller of the Company, or any other officer having substantially the same authority and responsibility, and, for purposes of subsections 7.03, 9.01(b), 9.01(c) and 9.01(i), shall also include the general counsel of the Company.

        “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other equity interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

        “Revolving Commitment” means, for any Revolving Lender, the amount set forth on Schedule 2.01 under the heading “Revolving Commitment”, as such amount may be reduced or increased pursuant to Section 2.09 or as a result of one or more assignments pursuant to Section 11.07.

        “Revolving Lender” means any Lender having a Revolving Commitment.

        “Revolving Loan” has the meaning specified in Section 2.01(a).

        “Revolving Maturity Date” means the earlier to occur of (a) December 6, 2011 and (b) the date on which the Revolving Loans become due and payable pursuant to Section 9.02.

        “Revolving Percentage” means, as to any Lender, the percentage which (a) the Revolving Commitment of such Lender (or, after termination of the Revolving Commitments, the principal amount of such Lender’s Revolving Loans plus such Lender’s participation interests in the principal amount of all Swing Line Loans and the Stated Amount of all Letters of Credit) is of (b) the Aggregate Revolving Commitment (or, after termination of the Revolving Commitments, the Total Revolving Usage); provided that, if and so long as any Lender is a Defaulting Lender, such Lender’s Revolving Percentage shall be deemed for purposes of this definition to be reduced to the extent of the defaulted amount and the Revolving Percentage of the applicable Issuer or the Swing Line Lender, as applicable, shall be deemed for purposes of this definition to be increased to such extent.

        “Revolving Termination Date” means the earlier to occur of:

        (a)    December 6, 2011; and

        (b)     the date on which the Revolving Commitments terminate (or are reduced to zero) in accordance with the provisions of this Agreement.

        “Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Offshore Currency, same day or other funds as may be determined by the Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Offshore Currency.

        “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

        “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

        “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

        “Securitization Obligations” means the aggregate investment or claim held at any time by all purchasers, assignees or transferees of (or of interests in), or holders of obligations that are supported or secured by, accounts receivable, lease receivables and other rights to payment in connection with Permitted Securitizations.

        “Security Agreement” means a security agreement among the Company, various other Loan Parties and the Agent substantially in the form of Exhibit K.

        “Securitization Subsidiary” means (a) a special purpose, bankruptcy remote, directly Wholly-Owned Subsidiary of the Company or (b) a special purpose, bankruptcy remote, Wholly-Owned Subsidiary of any Subsidiary described in subsection (a) which in each case is formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, contribution, transfer, sale and financing of assets and related rights in connection with and pursuant to a Permitted Securitization.

        “Spot Rate” for a currency means the rate determined by the Agent or the applicable Issuer to be the rate quoted by Bank of America as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., local time, on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Agent or the applicable Issuer may obtain such spot rate from another financial institution designated by the Agent or such Issuer if Bank of America does not have as of the date of determination a spot buying rate for any such currency.

        “Stated Amount” means, with respect to any Letter of Credit, the maximum Dollar Equivalent amount available to be drawn under such Letter of Credit during the remaining term thereof under any and all circumstances.

        “Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof; provided that for the purposes of Articles VII and VIII hereof (and any definitions incorporated therein) and of calculating the Leverage Ratio and the Interest Coverage Ratio, “Subsidiary” shall exclude all Leasing Subsidiaries. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.

        “Subsidiary Borrower” means any Foreign Subsidiary or Material Domestic Subsidiary that is designated as a Subsidiary Borrower by the Company pursuant to Section 2.19 with the consent of the Agent, which Subsidiary shall have delivered a Subsidiary Borrower Supplement in accordance with Section 2.19.

        “Subsidiary Borrower Supplement” means a Subsidiary Borrower Supplement substantially in the form of Exhibit F.

        “Subsidiary Guaranty” means, individually and collectively, the Subsidiary Guaranty substantially in the form of Exhibit G and any other guaranty executed and delivered by a Guarantor.

        “Supported Letter of Credit” means a Letter of Credit for which the Company has provided Backup Support in an amount equal to the sum of (a) the Stated Amount of such Letter of Credit and (b) all fees that will be payable with respect to such Letter of Credit assuming such Letter of Credit is drawn in full on the scheduled expiration date therefor. If a Letter of Credit is denominated in a currency other than Dollars, then the amount specified in clause (a) shall be in the currency in which such Letter of Credit is denominated or other arrangements shall be made so that the Agent and the Issuers are satisfied, in their sole discretion, that the amount of Backup Support for such Letter of Credit is sufficient to account for currency fluctuations during the remaining term of such Letter of Credit.

        “Surety Bonds” means all bonds issued for the account of the Company or any Subsidiary to assure the performance thereby (or to the extent issued in the ordinary course of business, any other Person) under any contract entered into in the ordinary course of business.

        “Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, performance bonds, Surety Bonds, Remarketing Agreements and similar instruments.

        “Surety L/C’s” means letters of credit which are issued for the account of the Company or any Subsidiary to provide credit support, in the ordinary course of business, for (a) a contract bid by such Person, (b) the performance by such Person under any contract, (c) any warranty extended by such Person, (d) the repayment of advance payments made to such Person and (e) self-insurance or fully-fronted insurance with respect to the Company or any Subsidiary.

        “Swap Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

        “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in subsection (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Company based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

        “Swing Line Commitment” means at any time, the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.05. The Swing Line Commitment is a part of the Aggregate Revolving Commitment, rather than a separate, independent commitment.

        “Swing Line Lender” means Bank of America, in its capacity as provider of the Swing Line Loans.

        “Swing Line Loan” means a Loan denominated in Dollars made by the Swing Line Lender.

        “Swing Line Rate” means, at any time, for any Swing Line Loan (a) prior to a request by the Swing Line Lender for participation in such Swing Line Loan by the Revolving Lenders pursuant to Section 2.06(b), the rate agreed to by the Company and the Swing Line Lender with respect to such Swing Line Loan and (b) thereafter, the Base Rate plus the Applicable Base Rate Margin.

        “Syndication Agent” means JPMorgan Chase Bank, N.A. in its capacity as syndication agent for the Lenders hereunder.

        “Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, respectively, taxes (including income taxes and franchise taxes) imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a lending office.

        “Term A Commitment” means, as to any Lender, such Lender’s obligation to fund a Term A Loan pursuant to Section 2.01(b). The amount of the Term A Commitment of each Lender as of the Effective Date is set forth across from such Lender’s name on Schedule 2.01 under the heading “Term A Commitment”.

        “Term A Lender” means any Lender which has a Term A Commitment or, after the Effective Date, is the holder of a Term A Loan.

        “Term A Loan” — see Section 2.01(b).

        “Term A Maturity Date” means the earlier of (a) December 6, 2011 and (b) the date on which the Term A Loans become due and payable pursuant to Section 9.02.

        “Term A Percentage” means, as to any Term A Lender, the percentage which (a) the Term A Commitment of such Lender (or, after the Effective Date, the principal amount of such Lender’s Term A Loan) is of (b) the aggregate amount of Term A Commitments (or, after the Effective Date, the aggregate principal amount of all Term A Loans).

        “Term B Commitment” means, as to any Lender, such Lender’s obligation to fund a Term B Loan pursuant to Section 2.01(c). The amount of the Term B Commitment of each Lender as of the Effective Date is set forth across from such Lender’s name on Schedule 2.01 under the heading “Term B Commitment”.

        “Term B Lender” means any Lender which has a Term B Commitment or, after the Effective Date, is the holder of a Term B Loan.

        “Term B Loan” — see Section 2.01(c).

        “Term B Maturity Date” means the earlier of (a) December 6, 2013 and (b) the date on which the Term B Loans become due and payable pursuant to Section 9.02.

        “Term B Percentage” means, as to any Term B Lender, the percentage which (a) the Term B Commitment of such Lender (or, after the Effective Date, the principal amount of such Lender’s Term B Loan) is of (b) the aggregate amount of the Term B Commitments (or, after the Effective Date, the aggregate principal amount of all Term B Loans).

        “Term Commitment” means a Term A Commitment or a Term B Commitment, as the context requires.

        “Term Loans” means, collectively, the Term A Loans and the Term B Loans, and “Term Loan” means any of them, as the context requires.

        “Threshold Amount” means , at any time, 5% of Net Worth at such time.

        “Total Percentage” means, as to any Lender, the percentage which (a) the Revolving Commitment of such Lender (or, after the termination of the Revolving Commitments, the sum of the unpaid principal amount of the Revolving Loans of such Lender plus the participations of such Lender in all Letters of Credit and Swing Line Loans) plus the unpaid principal amount of the Term Loans of such Lender is of (b) the sum of the Revolving Commitment (or, after the termination of the Revolving Commitments, the Total Revolving Usage) plus the unpaid principal amount of all Term Loans; provided that if and so long as any Lender is a Defaulting Lender, such Lender’s Total Percentage shall be deemed for purposes of this definition to be reduced to the extent of the defaulted amount and the Total Percentage of the applicable Issuer or the Swing Line Lender, as applicable, shall be deemed for purposes of this definition to be increased to such extent.

        “Total Revolving Usage” means, at any time, the sum at such time of (a) the Dollar Equivalent principal amount of all outstanding Revolving Loans and Swing Line Loans plus (b) the amount of all L/C Obligations plus (c) the aggregate amount of all Fronted Offshore Currency Commitments.

        “Type” of Loan means the status of such Loan as a Base Rate Loan or an Offshore Rate Loan.

        “UCC” means the Uniform Commercial Code as in effect in the State of Illinois.

        “Unfunded Pension Liability” means, with respect to any Plan, the excess of such Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of such Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

        “United States” and “U.S.” each means the United States of America.

        “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is entitled to vote in the election of the board of directors (or other governing body) of such Person.

        “Wholly-Owned Subsidiary” means any corporation in which (other than directors’ qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case (or, in the case of Persons other than corporations, membership interests or other equity interests), at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

        “Working Capital” means, at any time, the remainder of (a) the consolidated current assets of the Company and its Subsidiaries (excluding cash and cash equivalents) minus (b) the consolidated current liabilities of the Company and its Subsidiaries (excluding Indebtedness).

        1.02    Other Interpretive Provisions.

        (a)     The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

        (b)    Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

        (c)     (i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii) The term “including” is not limiting and means “including without limitation.”

(iii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

        (d)     Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

        (e)     The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

        (f)     This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

        (g)     This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in their preparation.

        1.03    Accounting Principles. (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP.

        (b)     References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Company.

        (c)     If any change in GAAP occurs after the date of this Agreement and such change results in a material variation in the method of calculation of financial covenants or other terms of this Agreement or in what Subsidiaries are consolidated for financial reporting purposes, then the Company, the Agent and the Lenders agree to amend such provisions of this Agreement so as to equitably reflect such change so that the criteria for evaluating the Company’s financial condition will be the same after such change as if such change had not occurred.

        1.04    Currency Equivalents Generally. For all purposes of this Agreement (but not for purposes of the preparation of any financial statements, any schedules pertaining to Foreign Subsidiaries or any compliance certificates delivered pursuant hereto), the equivalent in any Offshore Currency or other currency of an amount in Dollars, and the equivalent in Dollars of an amount in any Offshore Currency or other currency, shall be determined at the Spot Rate.

ARTICLE II

THE CREDITS

        2.01    The Credits.

        (a)     Each Revolving Lender severally agrees, on the terms and conditions set forth herein, to make loans to the Borrowers (each such loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Effective Date to the Revolving Termination Date, in Dollars and/or one or more Offshore Currencies to the Company or to any Subsidiary Borrower, in an aggregate Dollar Equivalent amount not at any time exceeding such Lender’s Revolving Commitment; provided that (a) the Total Revolving Usage shall not at any time exceed the Aggregate Revolving Commitment; and (b) the sum of (i) the Dollar Equivalent principal amount of all outstanding Revolving Loans of any Revolving Lender plus (ii) such Revolving Lender’s Revolving Percentage of (x) all outstanding Swing Line Loans, (y) the amount of all L/C Obligations and (z) the Dollar Equivalent principal amount of all Fronted Offshore Currency Commitments shall not at any time exceed such Revolving Lender’s Revolving Commitment. Subject to the foregoing and the other terms and conditions hereof, the Borrowers may borrow under this subsection 2.01(a), prepay under Section 2.10 and reborrow under this subsection 2.01(a).

        (b)     Each Term A Lender will make a term loan (each a “Term A Loan”) to the Company on the Effective Date in Dollars in such Lender’s Term A Percentage of $500,000,000. Amounts repaid with respect to Term A Loans may not be reborrowed.

        (c)     Each Term B Lender will make a term loan (each a “Term B Loan”) to the Company on the Effective Date in Dollars in such Lender’s Term B Percentage of $2,600,000,000. Amounts repaid with respect to Term B Loans may not be reborrowed.

        2.02    Loan Accounts. (a) The Loans made by each Lender and the Letters of Credit Issued by each Issuer shall be evidenced by one or more accounts or records maintained by such Lender or Issuer, as the case may be, in the ordinary course of business. The accounts or records maintained by the Agent, each Issuer and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the applicable Lenders to the Borrowers and the Letters of Credit, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.

        (b)     Each Borrower shall, at the request of any Lender, issue to such Lender a single note (each a “Note”), substantially in the form of Exhibit E, to evidence such Lender’s Loans to such Borrower. Each Lender may, instead of or in addition to maintaining a loan account, endorse on the schedule annexed to its Note the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by a Borrower with respect thereto. Each such Lender is irrevocably authorized by the Borrowers to endorse its Note and each Lender’s record shall be conclusive absent manifest error; provided that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of any Borrower hereunder or under any such Note to such Lender.

        2.03    Procedure for Borrowing. (a) Each Borrowing shall be made upon the applicable Borrower’s irrevocable notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 11:00 a.m. (local time) (i) two Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans denominated in Dollars, (ii) four Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans denominated in a currency specified in the definition of “Offshore Currency” on the Effective Date, (iii) the number of Business Days determined by the Agent to be customary for its syndicated credit facilities, if such Offshore Rate Loans are to be denominated in a currency not covered by the preceding clause (ii), and (iv) on the requested Borrowing Date, in the case of Base Rate Loans), specifying:

(A) the amount of such Borrowing, which shall (unless such Borrowing is being requested (or deemed to be requested) pursuant to Section 2.06(b) or 3.03(b)) be (x) a Dollar Equivalent amount not less than $5,000,000 (or such lesser amount agreed to by the Agent) and (y) a higher integral multiple of 500,000 units of the Applicable Currency;

(B) the requested Borrowing Date, which shall be a Business Day;

(C) the Class and Type of Loans comprising such Borrowing;

(D) with respect to Offshore Rate Loans, the duration of the Interest Period applicable to such Loans included in such notice (and, if a Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing of Offshore Rate Loans, such Interest Period shall be one month);

(E) with respect to Offshore Rate Loans, the Applicable Currency for such Borrowing; and

(F) the identity of the Borrower requesting such Borrowing.

        (b)     The Agent will promptly notify each applicable Lender of its receipt of any Notice of Borrowing and (i) in respect of Borrowings of Term A Loans, the amount of such Lender’s Term A Percentage of such Borrowing, (ii) in respect of Borrowings of Term B Loans, the amount of such Lender’s Term B Percentage of such Borrowing, and (iii) in respect of Borrowings of Revolving Loans (other than Offshore Rate Loans to the extent covered by Section 2.08), (x) the amount of such Lender’s Revolving Percentage of such Borrowing and (y) if such Borrowing is in an Offshore Currency, the aggregate Dollar Equivalent amount of such Borrowing and the applicable Spot Rate used by the Agent to determine such aggregate Dollar Equivalent amount. The Agent shall also give the Company prompt notice of the matters referred to in clause (iii)(y) of the preceding sentence.

        (c)     Each Lender will make the amount of its applicable Percentage of each Borrowing available to the Agent for the account of the applicable Borrower at the Agent’s Payment Office by 1:00 p.m. (local time) on the Borrowing Date and in the Applicable Currency requested by such Borrower in funds immediately available to the Agent. The proceeds of all such Loans will then be made available to the applicable Borrower by the Agent at such office by crediting the account of such Borrower on the books of Bank of America with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

        (d)     After giving effect to any Borrowing, unless the Agent shall otherwise consent, there may not be more than 15 different Interest Periods in effect.

        (e)     Each Borrower hereby authorizes the Lenders and the Agent to accept Notices of Borrowing based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of such Borrower. Each Borrower agrees to deliver promptly to the Agent a written confirmation of each telephonic notice, signed by a Responsible Officer or an authorized designee. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

        2.04    Conversion and Continuation Elections. (a) Each Borrower may, with respect to Loans other than Fronted Offshore Currency Loans, upon irrevocable notice to the Agent in accordance with subsection 2.04(b):

(i) elect to convert Loans denominated in Dollars from one Type to the other Type; provided that (x) any partial conversion of Loans shall be in (A) an aggregate amount not less than $5,000,000 (or such lesser amount agreed to by the Agent) and (B) an integral multiple of $500,000 and (y) any conversion of Offshore Rate Loans into Base Rate Loans may occur only on the last day of the applicable Interest Period therefor; or

(ii) elect as of the last day of the applicable Interest Period, to continue any Offshore Rate Loans having Interest Periods expiring on such day (or any part thereof in an aggregate Dollar Equivalent amount that is (A) not less than $5,000,000 (or such lesser amount agreed to by the Agent) and (B) an integral multiple of 500,000 units of the Applicable Currency);

provided that if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing is reduced, by payment, prepayment or conversion of part thereof to be less than the Dollar Equivalent of $5,000,000, such Offshore Rate Loans shall (x) if denominated in Dollars, be converted into Base Rate Loans, or (y) if denominated in an Offshore Currency, be prepaid, in each case on the last day of the Interest Period therefor.

        (b)     Each Borrower shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 10:30 a.m. (local time) at least (i) two Business Days in advance of the Conversion/Continuation Date, if the applicable Loans are to be converted into or continued as Offshore Rate Loans denominated in Dollars, (ii) four Business Days in advance of the Conversion/Continuation Date, if the applicable Revolving Loans are to be continued as Offshore Rate Loans denominated in a currency specified in the definition of “Offshore Currency” on the Effective Date, (iii) the number of Business Days determined by the Agent to be customary for its syndicated credit facilities, if the applicable Revolving Loans are to be continued as Offshore Rate Loans in a currency not covered by the preceding clause (ii), and (iv) on the Conversion/Continuation Date, if the applicable Loans are to be converted into Base Rate Loans, specifying:

(A) the proposed Conversion/Continuation Date;

(B) the aggregate amount of Loans to be converted or continued;

(C) the Type of Loans resulting from the proposed conversion or continuation; and

(D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

        (c)     If upon the expiration of any Interest Period applicable to Offshore Rate Loans, a Borrower has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans, as the case may be, then such Borrower shall be deemed to have elected to continue such Loans as Offshore Rate Loans to itself denominated in the same currency and having a one-month Interest Period effective as of the expiration date of such expiring Interest Period.

        (d)     The Agent will promptly notify each applicable Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by a Borrower, of the details of any automatic conversion or continuation. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

        (e)     Unless the Required Revolving Lenders, Required Term A Lenders or Required Term B Lenders, as applicable, otherwise consent, during the existence of a Default or Event of Default, no Borrower may elect to have a Revolving Loan, a Term A Loan or a Term B Loan converted into or continued as an Offshore Rate Loan.

        (f)     During the existence of an Event of Default, the Required Revolving Lenders may require, by notice to the Borrowers and the Agent, that all outstanding Revolving Loans that are Offshore Rate Loans denominated in an Alternate Currency be prepaid, or be redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

        (g)     After giving effect to any conversion or continuation of Loans, unless the Agent shall otherwise consent, there may not be more than 15 different Interest Periods in effect.

        (h)     Each Borrower hereby authorizes the Lenders and the Agent to accept Notices of Conversion/Continuation based on telephonic notices made by any Person, the Agent or any Lender in good faith believes to be acting on behalf of such Borrower. Each Borrower agrees to deliver promptly to the Agent a written confirmation of each telephonic notice, signed by a Responsible Officer or an authorized designee. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

        2.05    The Swing Line Loans. Subject to the terms and conditions hereof, the Swing Line Lender agrees to make Swing Line Loans denominated in Dollars to the Company from time to time prior to the Revolving Termination Date in an aggregate principal amount at any one time outstanding not to exceed $100,000,000; provided that after giving effect to any such Swing Line Loan, the Total Revolving Usage shall not exceed the Aggregate Revolving Commitment. Prior to the Revolving Termination Date, the Company may use the Swing Line Commitment by borrowing, prepaying the Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. All Swing Line Loans shall bear interest at the Swing Line Rate and shall not be entitled to be converted into Loans that bear interest at any other rate.

        2.06    Procedure for Swing Line Loans. (a) The Company may borrow under the Swing Line Commitment on any Business Day until the Revolving Termination Date; provided that the Company shall give the Swing Line Lender irrevocable written notice signed by a Responsible Officer or an authorized designee (which notice must be received by the Swing Line Lender prior to 2:00 p.m. (local time)) with a copy to the Agent specifying the amount of the requested Swing Line Loan, which shall be in an integral multiple of $100,000. Unless the Swing Line Lender has received prior notice (by telephone or in writing) from the Agent on the date of the proposed Swing Line Loan that one or more of the applicable conditions specified in Article V is not then satisfied, the proceeds of a requested Swing Line Loan will be made available by the Swing Line Lender to the Company in immediately available funds at the office of the Swing Line Lender by 4:00 p.m. (local time) on the date of such notice of borrowing. The Company may at any time and from time to time, prepay the Swing Line Loans, in whole or in part, without premium or penalty, by notifying the Swing Line Lender prior to 2:00 p.m. (local time) on any Business Day of the date and amount of prepayment with a copy to the Agent. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments shall be in an integral multiple of $100,000.

        (b)     If any Swing Line Loan shall remain outstanding at 11:00 a.m. (local time) on the fifth Business Day following the date of such Swing Line Loan and if by such time on such fifth Business Day the Agent shall not have received either (i) a Notice of Borrowing delivered by the Company pursuant to Section 2.03 requesting that Revolving Loans be made pursuant to Section 2.01 on the immediately succeeding Business Day in an amount at least equal to the principal amount of such Swing Line Loan for the purpose of refunding such Swing Line Loan or (ii) any other notice satisfactory to the Agent indicating the Company’s intent to repay such Swing Line Loan on or before the immediately succeeding Business Day with funds obtained from other sources or to extend such Swing Line Loan, then on such Business Day the Swing Line Lender shall (and on any Business Day the Swing Line Lender in its sole discretion may), on behalf of the Company (which hereby irrevocably directs the Swing Line Lender to act on its behalf) request the Agent to notify each Revolving Lender to make a Revolving Loan consisting of a Base Rate Loan in an amount equal to such Revolving Lender’s Revolving Percentage of (A) in the case of such a request which is required to be made, the amount of the relevant Swing Line Loan and (B) in the case of such a discretionary request, the aggregate principal amount of the Swing Line Loans outstanding on the date such notice is given; provided that absent notice by the Company to the contrary by such time on such fifth Business Day, the Company shall be deemed to have requested, at the end of such five Business Day period, that each outstanding Swing Line Loan be extended for an additional period of five Business Days, so long as the conditions specified in Section 5.02 would be satisfied at the beginning of each such additional period, treating each such extension as if it were the making of a new Loan. Unless any of the events described in subsection 9.01(f) or (g) shall have occurred with respect to the Company (in which event the procedures of subsection (d) of this Section 2.06 shall apply) each Revolving Lender shall make the proceeds of its Revolving Loan available to the Agent for the account of the Swing Line Lender at the Agent’s Payment Office in funds immediately available prior to 1:00 p.m. (local time) on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Loans shall be immediately applied to repay the outstanding Swing Line Loans. Effective on the day such Revolving Loans are made, the portion of the Swing Line Loans so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note. The Company shall pay to the Swing Line Lender, promptly following the Swing Line Lender’s demand, the amount of its outstanding Swing Line Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such outstanding Swing Line Loans.

        (c)     Notwithstanding anything herein to the contrary, the Swing Line Lender (i) shall not be obligated to make any Swing Line Loan if the conditions set forth in Article V have not been satisfied and (ii) shall not make any requested Swing Line Loan if, prior to 11:00 a.m. (local time) on the date of such requested Swing Line Loan, it has received a written notice from the Agent or any Revolving Lender directing it not to make further Swing Line Loans because any condition specified in Article V is not then satisfied.

        (d)     If prior to the making of a Revolving Loan required to be made by subsection 2.06(b) an Event of Default described in subsection 9.01(f) or (g) shall have occurred and be continuing with respect to the Company, each Revolving Lender will, on the date such Revolving Loan was to have been made pursuant to the notice described in subsection 2.06(b), purchase an undivided participating interest in all outstanding Swing Line Loans in an amount equal to its Revolving Percentage of the aggregate principal amount of all such Swing Line Loans. Each Revolving Lender will immediately transfer to the Agent for the benefit of the Swing Line Lender, in immediately available funds, the amount of its participation.

        (e)     Whenever, at any time after a Revolving Lender has purchased a participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to the Agent for delivery to each Revolving Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded); provided that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Lender will return to the Agent for delivery to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it.

        (f)     Each Revolving Lender’s obligation to make the Revolving Loans referred to in subsection 2.06(b) and to purchase participating interests pursuant to subsection 2.06(d) shall be absolute and unconditional and shall not be affected by any circumstance, including, (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender or the Company may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Company, (iv) any breach of this Agreement or any other Loan Document by the Company, any Subsidiary or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

        2.07    The Fronted Offshore Currency Loans.

        (a)     Upon the satisfaction of the conditions precedent set forth in Article V and in the applicable Offshore Currency Addendum, from the later of the date of this Agreement and the date of execution of the applicable Offshore Currency Addendum to the date of termination of the Revolving Commitments (or such earlier termination date as shall be specified in or pursuant to the applicable Offshore Currency Addendum), each Fronting Lender agrees, on the terms and conditions set forth in this Agreement and in the applicable Offshore Currency Addendum, to make Fronted Offshore Currency Loans under such Offshore Currency Addendum to the applicable Borrower party to such Offshore Currency Addendum from time to time in the applicable Alternate Currency, in an aggregate Dollar Equivalent principal amount not to exceed such Fronting Lender’s applicable Fronted Offshore Currency Commitment (the amount of which shall in no event be, if not zero, less than the Dollar Equivalent of $10,000,000 or a higher integral multiple of $1,000,000); provided that, at no time shall the Dollar Equivalent of the Fronted Offshore Currency Loans for any specific Alternate Currency exceed the maximum amount specified as the maximum amount for such Alternate Currency in the applicable Offshore Currency Addendum other than as a result of currency fluctuations. Subject to the terms of this Agreement and the applicable Offshore Currency Addendum, the applicable Borrowers may borrow, repay and reborrow Fronted Offshore Currency Loans in the applicable Alternate Currency at any time prior to the termination of the Revolving Commitments (or such earlier termination date as shall be specified in or pursuant to the applicable Offshore Currency Addendum). Upon the termination of the Revolving Commitments (or such earlier termination date as shall be specified in or pursuant to the applicable Offshore Currency Addendum), the outstanding principal balance of the Fronted Offshore Currency Loans shall be paid in full by the applicable Borrower; and prior to the termination of the Revolving Commitments, prepayments of the Fronted Offshore Currency Loans shall be made by the applicable Borrower if and to the extent required by subsection 2.11(c). For the avoidance of doubt, it is understood that no Lender shall have any obligation to become a Fronting Lender.

        (b)     The applicable Borrower shall pay the applicable Fronting Lender a fronting fee in respect of each Fronted Offshore Currency Loan in accordance with the Offshore Currency Addendum (or other agreement with such Fronting Lender).

        (c)     Except as otherwise required by applicable law, in no event shall any Fronting Lender have the right to accelerate the Fronted Offshore Currency Loans outstanding under any Offshore Currency Addendum prior to the stated termination date in respect thereof, except that each Fronting Lender shall have such right upon an acceleration of the Revolving Loans pursuant to Article IX.

        (d)     Each Fronting Lender shall furnish to the Agent not less frequently than monthly, at the end of each calendar quarter, and at any other time upon the request of the Agent, a statement setting forth the outstanding Fronted Offshore Currency Loans made and repaid during the period since the last such report.

        (e)     Immediately and automatically upon the occurrence of an Event of Default under subsection 9.01(a), (f) or (g), each Revolving Lender shall be deemed to have unconditionally and irrevocably purchased from the applicable Fronting Lender, without recourse or warranty, an undivided interest and participation in each Fronted Offshore Currency Loan ratably in an amount equal to such Lender’s Revolving Percentage of the amount of principal and accrued interest of such Loan, and such Fronted Offshore Currency Loans shall, as the Required Lenders shall direct, either be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto. Each of the Lenders shall pay to the applicable Fronting Lender not later than two Business Days following a request for payment from such Fronting Lender, in Dollars, an amount equal to the undivided interest in and participation in the Fronted Offshore Currency Loan purchased by such Lender pursuant to this subsection 2.07(e). If any Lender fails to make payment to the applicable Fronting Lender of any amount due under this subsection 2.07(e), the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives from such Lender an amount sufficient to discharge such Lender’s payment obligation as prescribed in this subsection 2.07(e) together with interest thereon at the Federal Funds Rate for each day during the period commencing on the date of demand by the applicable Fronting Lender and ending on the date such obligation is fully satisfied. The Agent will promptly remit all payments received as provided above to the applicable Fronting Lender. In consideration of the risk participations prescribed in this subsection 2.07(e), each Lender shall receive, from the accrued interest paid for periods prior to the conversion of any Fronted Offshore Currency Loan as described above by the applicable Borrower on each Fronted Offshore Currency Loan, a fee equal to such Lender’s Revolving Percentage of the Applicable Offshore Rate Margin component of the interest accrued on such Loan, as in effect from time to time during the period such interest accrued. Such portion of the interest paid by the applicable Borrower on Fronted Offshore Currency Loans to the applicable Fronting Lender shall be paid as promptly as possible by such Fronting Lender to the Agent, and the Agent shall as promptly as possible convert such amount into Dollars at the Spot Rate and apply such resulting amount ratably among the Revolving Lenders (including the Fronting Lenders) in proportion to their respective Revolving Percentages.

        (f)     Whenever, at any time after a Revolving Lender has purchased a participating interest in a Fronted Offshore Currency Loan, the applicable Fronting Lender receives any payment on account thereof, such Fronting Lender will distribute to the Agent for delivery to each Revolving Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded); provided that if such payment received by such Fronting Lender is required to be returned, such Revolving Lender will return to the Agent for delivery to such Fronting Lender any portion thereof previously distributed to it by the Agent or such Fronting Lender.

        (g)     Each Revolving Lender’s obligation to purchase the participating interests referred to in subsection 2.07(e) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender or any Borrower may have against any Fronting Lender, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

        (h)     The specification of payment of Fronted Offshore Currency Loans in the related Alternate Currency at a specific place pursuant to this Agreement is of the essence. Such Alternate Currency shall, subject to this Section 2.07, be the currency of account and payment of such Loans under this Agreement and the applicable Offshore Currency Addendum. Notwithstanding anything in this Agreement, the obligation of the applicable Borrower in respect of such Loans shall not be discharged by an amount paid in any other currency or at another place, whether pursuant to a judgment or otherwise, to the extent the amount so paid, on prompt conversion into the applicable Alternate Currency and transfer to such Lender under normal banking procedure, does not yield the amount of such Alternate Currency due under this Agreement or the applicable Offshore Currency Addendum. If any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of the amount of such Alternate Currency due under this Agreement or the applicable Offshore Currency Addendum, the applicable Borrower shall pay such deficiency to the applicable Lender (and such Lender shall have an independent cause of action against such Borrower for such deficiency.) If any payment, upon conversion and transfer, results in payment in excess of the amount of such Alternate Currency due under this Agreement or the applicable Offshore Currency Addendum, the applicable Lender shall refund such excess to the applicable Borrower.

        2.08    Utilization of Commitments in Offshore Currencies; Valuation.

        (a)     The Administrative Agent will determine the Dollar Equivalent amount of each Offshore Rate Loan and each Letter of Credit denominated in a currency other than Dollars on each Computation Date, and such determination shall be conclusive absent demonstrable error. The Agent will provide the Company with the amount so determined upon request and, in any event, promptly following the end of each month.

        (b)     Upon receipt of any Notice of Borrowing of Offshore Currency Loans, the Agent will promptly notify each Revolving Lender of the approximate amount of such Lender’s Revolving Percentage of such Borrowing, and the Agent will, upon the determination of the Dollar Equivalent amount of the Borrowing as specified in the Notice of Borrowing, promptly notify each Revolving Lender of the exact amount of such Revolving Lender’s Revolving Percentage of such Borrowing. In the case of a proposed Borrowing comprised of Offshore Currency Loans, the Revolving Lenders shall be under no obligation to make Offshore Currency Loans in the requested Offshore Currency as part of such Borrowing if the Agent has received notice from any Revolving Lender by 3:00 p.m. (local time) three Business Days prior to the day of such Borrowing that such Lender cannot provide Loans in such Offshore Currency without adverse tax or legal consequences, in which event the Agent will give notice to the Company no later than 4:00 p.m. (local time) three Business Days prior to the requested date of such Borrowing that a Borrowing in such Offshore Currency is not then available, no such Borrowing shall be made and any request for a Revolving Loan in such Offshore Currency shall be deemed withdrawn and shall otherwise be without effect.

        (c)     In the case of a proposed continuation of Offshore Currency Loans for an additional Interest Period pursuant to Section 2.04, the Revolving Lenders shall be under no obligation to continue such Offshore Currency Loans if the Agent has received notice from any of the Revolving Lenders by 4:00 p.m. (local time) three Business Days prior to the day of such continuation that such Revolving Lender cannot continue to provide Loans in the applicable Offshore Currency, in which event the Agent will give notice to the Company not later than 9:00 a.m. (local time) on the second Business Day prior to the requested date of such continuation that the continuation of such Offshore Currency Loans in such Offshore Currency is not then available, and notice thereof also will be given promptly by the Agent to the Revolving Lenders. If the Agent shall have so notified the Company that any such continuation of Offshore Currency Loans is not then available, any Notice of Continuation/Conversion with respect thereto shall be deemed withdrawn and such Offshore Currency Loans shall be redenominated into Revolving Loans consisting of Base Rate Loans assumed by the Company in Dollars with effect from the last day of the Interest Period with respect to any such Offshore Currency Loans. The Agent will promptly notify the Company and the Revolving Lenders of any such redenomination and in such notice by the Agent to each Revolving Lender the Agent will state the aggregate Dollar Equivalent amount of the redenominated Offshore Currency Loans assumed by the Company as of the Computation Date with respect thereto and such Revolving Lender’s Revolving Percentage thereof.

        (d)     Notwithstanding anything herein to the contrary, during the existence of an Event of Default, the Required Lenders may demand that any or all of the then outstanding Offshore Currency Loans be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto. The Agent will promptly notify the applicable Borrower of any such prepayment or redenomination request.

        (e)     The Company shall be entitled to request that Revolving Loans hereunder shall also be permitted to be made in any other lawful currency, in addition to Dollars and the currencies specified in the definition of “Offshore Currency”, that in the opinion of each Revolving Lender is at such time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars (an “Agreed Alternative Currency”). The Company shall deliver to the Agent any request for designation of an Agreed Alternative Currency in accordance with Section 11.02, to be received by the Agent not later than noon (local time) at least ten Business Days in advance of the date of any Borrowing hereunder proposed to be made in such Agreed Alternative Currency. Upon receipt of any such request the Agent will promptly notify the Revolving Lenders thereof, and each Revolving Lender will use its best efforts to respond to such request within two Business Days of receipt thereof. Each Revolving Lender may grant or deny such request in its sole discretion. The Agent will promptly notify the Company of the acceptance or rejection of any such request.

        2.09    Voluntary Termination, Reduction or Increase of Revolving Commitments. (a) The Company may, upon not less than five Business Days’ prior notice to the Agent, terminate the Revolving Commitments, or permanently reduce the Aggregate Revolving Commitment by $10,000,000 or any higher integral multiple of $1,000,000; provided that the Aggregate Revolving Commitment shall not be reduced to an amount less than the Total Revolving Usage. Once reduced in accordance with this subsection (a), the Aggregate Revolving Commitment may not be increased, except as provided in subsection (c). Any reduction of the Aggregate Revolving Commitment shall be applied to reduce the Revolving Commitment of each Revolving Lender according to its Revolving Percentage.

        (b)     At no time shall the sum of the Swing Line Commitment and the Fronted Offshore Currency Commitments exceed the Aggregate Revolving Commitment, and any reduction of the Aggregate Revolving Commitment which reduces the Aggregate Revolving Commitment below the then-current sum of the Swing Line Commitment and the Fronted Offshore Currency Commitments shall result in an automatic corresponding reduction of the Swing Line Commitment and/or the Fronted Offshore Currency Commitments (as specified by the Company or, in the absence of such specification, pro rata according to the amounts thereof) so that the sum thereof is equal to the Aggregate Revolving Commitment, as so reduced. At no time shall the sum of the Swing Line Commitment plus any Fronted Offshore Currency Commitment of any Lender exceed the Revolving Commitment of such Lender, and any reduction of the Aggregate Revolving Commitment which reduces the Revolving Commitment of such Lender below the then-current sum of the Swing Line Commitment plus the Fronted Offshore Currency Commitment of such Lender shall result in an automatic corresponding reduction of the Swing Line Commitment and the Fronted Offshore Currency Commitment of such Lender, on a ratable basis, to the amount of the Revolving Commitment of such Lender, as so reduced, without any action on the part of such Lender.

        (c)     (i) The Company may from time to time prior to the Revolving Termination Date, by means of a letter delivered to the Agent substantially in the form of Exhibit I and subject to the applicable conditions to effectiveness of such increase specified in clauses (ii) and (iii) below, request an increase in the Aggregate Revolving Commitment; provided that (x) any such increase in the Aggregate Revolving Commitment shall be in a minimum amount of $5,000,000 and an integral multiple of $1,000,000, (y) the aggregate amount of all increases in the Aggregate Revolving Commitment pursuant to this subsection 2.09(c) shall not exceed $250,000,000 and (z) at the time of such increase, (1) no Default or Event of Default shall exist and (2) all representations and warranties in Article VI shall be true and correct in all material respects with the same effect as if made on and as of such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

(ii) Any increase in the Aggregate Revolving Commitment may be effected by (x) increasing the Revolving Commitment of one or more Revolving Lenders which have agreed to such increase and/or (y) adding one or more commercial banks or other Persons as a party hereto (each an “Additional Lender”) with a Revolving Commitment in an amount agreed to by any such Additional Lender; provided that no Additional Lender shall be added as a party hereto without the written consent of the Agent, each Issuer, the Swing Line Lender and each applicable Fronting Lender (which shall not be unreasonably withheld or delayed).

(iii) Any increase in the Aggregate Revolving Commitment pursuant to this subsection (c) shall be effective three Business Days (or such other period agreed to by the Agent, the Company and, as applicable, each Revolving Lender that has agreed to increase its Revolving Commitment and each Additional Lender) after the date on which the Agent has received and acknowledged receipt of the applicable increase letter in the form of Annex 1 (in the case of an increase in the Revolving Commitment of an existing Lender) or Annex 2 (in the case of the addition of an Additional Lender) to Exhibit I, which acknowledgment shall be delivered promptly to the Company by the Agent (subject to the right of the Agent set forth in clause (ii) above to consent to any Additional Lender).

(iv) The Agent shall promptly notify the Company and the Revolving Lenders of any increase in the amount of the Aggregate Revolving Commitment pursuant to this subsection (c) and of the Revolving Commitment and Revolving Percentage of each Revolving Lender after giving effect thereto.

(v) The Borrowers (x) acknowledge that, in order to maintain Revolving Loans in accordance with each Revolving Lender’s Revolving Percentage of all outstanding Revolving Loans prior to any increase in the Aggregate Revolving Commitment pursuant to this subsection (c), a reallocation of the Revolving Commitments as a result of a non-pro-rata increase in the Aggregate Revolving Commitment may require prepayment of all or portions of certain Revolving Loans on the date of such increase (and any such prepayment shall be subject to the provisions of Section 4.04) and (y) agree to make any such prepayment.

        2.10    Optional Prepayments. Subject to Section 4.04, any Borrower may, at any time or from time to time, upon not less than two Business Days’ irrevocable notice to the Agent, in respect of Offshore Rate Loans (other than Fronted Offshore Currency Loans, except as otherwise provided in the applicable Offshore Currency Addendum), and in respect of Base Rate Loans, by not later than 10:30 a.m. (local time) on the prepayment date, prepay Loans in whole or in part, in an aggregate minimum amount that is (a) not less than the Dollar Equivalent of $5,000,000 (or such lesser amount agreed to by the Agent) and (b) a higher integral multiple of 500,000 units of the Applicable Currency. Such notice of prepayment shall specify the date and amount of such prepayment, which Loans are to be prepaid and the Class(es) and Type(s) of such Loans to be prepaid and, in the case of a prepayment of Term Loans, the installments to which such prepayment shall be applied. The Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender’s Percentage of such prepayment. If such notice is given by any Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together, in the case of Offshore Rate Loans, with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.04.

        2.11    Mandatory Prepayments of Loans. (a) If on any date the Total Revolving Usage exceeds the Aggregate Revolving Commitment, the Borrowers shall immediately, and without notice or demand, prepay the outstanding principal amount of the Revolving Loans and/or L/C Advances by an amount equal to such excess.

(b) If on any date the amount of all L/C Obligations exceeds the L/C Commitment, the Company shall immediately Cash Collateralize (or promptly provide other Backup Support for) the outstanding Letters of Credit in an amount equal to such excess.

        (c)     If at any time of calculation by the Agent (pursuant to subsection 2.08(a) or otherwise) the Dollar Equivalent principal amount of all outstanding Fronted Offshore Currency Loans in the same Alternate Currency exceeds the aggregate Fronted Offshore Currency Commitments with respect thereto as a result of fluctuations in currency exchange rates, the applicable Borrowers shall, within two Business Days after receipt of notice thereof, prepay Fronted Offshore Currency Loans in an amount sufficient to eliminate such excess.

        (d)     If the Company or any Subsidiary receives any Net Cash Proceeds from any of the following events, the Company shall apply such Net Cash Proceeds at the following times, in the following amounts (in each case rounded down to an integral multiple of $100,000) and in the order of application set forth in subsection (e) below (any such application, a “Proceeds Application”):

(i) Within five Business Days following the receipt of any Net Cash Proceeds from any Disposition (other than (A) a Disposition permitted by Section 8.02(a), (b), (c), (d), (f), (g), (h), (i), (j) or (l) and (B) the first $25,000,000 of Net Cash Proceeds from any Disposition made after the Effective Date that is permitted solely by Section 8.02(m)), whether by merger, consolidation or otherwise, the Company shall make a Proceeds Application in an amount (rounded down as provided above) equal to the result (if positive) of (x) all Net Cash Proceeds from all such Dispositions received during the then-current fiscal year minus (y) $10,000,000 minus (z) all amounts previously applied pursuant to this clause (i) during such fiscal year.

(ii) Within five Business Days following the receipt of any Net Cash Proceeds from the issuance of any Indebtedness (other than (A) Indebtedness in respect of Swap Contracts incurred in the ordinary course of business and not for speculative purposes, (B) Indebtedness secured by Liens permitted by Section 8.01(j), (k), (m), (n), (r) or (u), (C) Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facility entered into in the ordinary course of business, (D) Indebtedness incurred in the ordinary course of business in connection with any like-kind exchange under Section 1031 of the Code that is secured solely by the property subject to the applicable transaction, (E) Indebtedness arising under the Loan Documents, (F) Permitted Acquired Debt, (G) Indebtedness permitted under clause (y) of Section 8.05(b), (H) if the Leverage Ratio at the time of receipt of such Net Cash Proceeds is less than 3.50 to 1.0, (1) up to $200,000,000 in the aggregate of Securitization Obligations and (2) up to $200,000,000 in the aggregate of unsecured Indebtedness of the Company and its Subsidiaries), the Company shall make a Proceeds Application in an amount (rounded down as provided above) equal to the result of (x) all Net Cash Proceeds from issuances of all such Indebtedness received after the Effective Date minus (y) all amounts previously applied pursuant to this clause (ii).

(iii) Within five Business Days following the delivery of the Compliance Certificate with respect to the end of any fiscal year pursuant to subsection 7.02(b), beginning with the fiscal year ending September 30, 2007, the Company shall make a Proceeds Application in an amount (rounded down as provided above) equal to the Specified Percentage of the amount of Excess Cash Flow for such fiscal year. As used herein, “Specified Percentage” means (x) 50%, if the Leverage Ratio for any fiscal year (the “Measurement Period”) is greater than or equal to 3.75 to 1.0, (y) 25%, if the Leverage Ratio for the Measurement Period is less than 3.75 to 1.0 but greater than or equal to 3.50 to 1.0 or (z) 0% if the Leverage Ratio for the Measurement Period is less than 3.50 to 1.0.

        (e)     Each Proceeds Application shall be applied ratably to the Term A Loans and the Term B Loans in proportion to the original principal amount thereof, and within each such Class pro rata to the remaining installments thereof, until the Term Loans have been paid in full.

        2.12    Repayment.

        (a)     The Borrowers shall repay all Revolving Loans and Swing Line Loans on the Revolving Maturity Date.

        (b)     The Term A Loans shall be repaid in installments on the dates, and in the amounts, set forth on Schedule 2.12(b), with the outstanding principal balance of the Term A Loans payable on the Term A Maturity Date.

        (c)     The Term B Loans shall be repaid in installments on the dates, and in the amounts, set forth on Schedule 2.12(c), with the outstanding principal balance of the Term B Loans payable on the Term B Maturity Date.

        2.13    Interest. (a) Each Revolving Loan denominated in Dollars and each Term Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to (i) the Offshore Rate plus the Applicable Offshore Rate Margin or (ii) the Base Rate plus the Applicable Base Rate Margin, as the case may be (and subject to the Borrowers’ right to convert Loans from one Type to the other). Each Revolving Loan denominated in a currency other than Dollars shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate plus the Applicable Offshore Rate Margin. Each Fronted Offshore Currency Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the applicable Fronted Offshore Currency Rate.

        (b)     Interest on each Revolving Loan and Term Loan shall be paid in arrears on each Interest Payment Date and on (i) the Revolving Maturity Date, in the case of Revolving Loans, (ii) the Term A Maturity Date, in the case of Term A Loans, or (iii) or the Term B Maturity Date, in the case of Term B Loans. Interest on Offshore Rate Loans shall also be paid on the date of any prepayment thereof for the portion of the Loans so prepaid. During the existence of any Event of Default, interest on all Loans shall be paid on demand of the Agent at the request or with the consent of the Required Lenders.

        (c)     Notwithstanding subsection 2.13(a), while any Event of Default exists or after acceleration, the applicable Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Loans, at a rate per annum determined by adding 2% per annum to the applicable interest rate otherwise then in effect for such Loans.

        (d)     Anything herein to the contrary notwithstanding, the obligations of any Borrower to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event such Borrower shall pay such Lender interest at the highest rate permitted by applicable law.

        2.14    Fees. In addition to certain fees described in Section 3.08:

        (a)    Arrangement Fees, Agency Fees, Upfront Fees and other Fees. The Company shall pay (i) such fees to the Agent and the Arrangers as are required by the fee letter among the Company, the Arrangers, the Agent and the Syndication Agent dated October 15, 2006 and (ii) such fees to the Agent as are required by the fee letter between the Company and the Agent dated October 15, 2006, or in each case as otherwise agreed to by such parties from time to time.

        (b)    Commitment Fees. The Company shall pay to the Agent for the account of each Revolving Lender a commitment fee on the average daily unused portion of such Revolving Lender’s Revolving Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent, equal to the Applicable Commitment Fee Percentage. For purposes of calculating utilization under this subsection, the Revolving Commitments shall be deemed used to the extent of the Dollar Equivalent principal amount of Revolving Loans then outstanding (excluding any outstanding Swing Line Loans), plus the Dollar Equivalent principal amount of the Fronted Offshore Currency Loans then outstanding plus the amount of all L/C Obligations then outstanding. Such commitment fee shall accrue from the Effective Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter commencing on December 31, 2006 through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any reduction or termination of Revolving Commitments under Section 2.09, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article V are not met.

        2.15    Computation of Fees and Interest. (a) Interest on any Loan bearing interest based upon Bank of America’s prime rate or denominated in Pounds Sterling shall be computed for the actual number of days elapsed on the basis of a year of 365 or 366 days, as applicable. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year) or on such other basis as the Agent shall determine is customary for the relevant currency. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

        (b)     Each determination of an interest rate by the Agent shall be conclusive and binding on the applicable Borrower and the applicable Lenders in the absence of manifest error.

        2.16    Payments by the Borrowers. (a) All payments to be made by the Borrowers shall be made without set-off, recoupment or counterclaim. Except as otherwise specified herein, all payments by the Borrowers shall be made to the Agent for the account of the applicable Lenders at the Agent’s Payment Office no later than 11:00 a.m. (local time) on the date specified herein. All such payments shall be made in funds immediately available to the Agent and (i) in the case of principal and interest payments with respect to Offshore Rate Loans, in the Applicable Currency, and (ii) in the case of any other amount, in Dollars or such other currency as shall be specified herein. The Agent will promptly distribute to each applicable Lender its applicable share of such payment in like funds as received which, except as otherwise expressly provided herein, shall be based upon such Lender’s Percentage of the Loans in respect of which such payment has been made. Any payment received by the Agent later than 1:00 p.m. (local time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

        (b)     Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

        (c)     Unless the Agent receives notice from a Borrower prior to the date on which any payment is due to the applicable Lenders that such Borrower will not make such payment in full as and when required, the Agent may assume that such Borrower has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each applicable Lender on such due date an amount equal to the amount then due such Lender. If and to the extent a Borrower has not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

        2.17    Payments by the Lenders to the Agent. (a) Except as otherwise expressly provided in Section 2.08 with respect to Fronted Offshore Currency Loans, unless the Agent receives notice from a Lender on or prior to the Effective Date or, with respect to any Borrowing of Revolving Loans after the Effective Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Agent for the account of a Borrower the amount of that Lender’s Percentage of such Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to such Borrower such amount, that Lender shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Lender with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Lender’s Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the applicable Borrower of such failure to fund and, upon demand by the Agent, such Borrower shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

        (b)     The failure of any applicable Lender to make any Loan on any Borrowing Date shall not relieve any other applicable Lender of any obligation hereunder to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.

        2.18    Sharing of Payments, Etc.If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Lender shall immediately (a) notify the Agent of such fact and (b) purchase in Dollars from the other applicable Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other applicable Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the applicable Lenders following any such purchases or repayments.

        2.19    Subsidiary Borrowers. (a) On or after the Effective Date, with the consent of the Agent, the Company may designate any Wholly-Owned Subsidiary (other than any Securitization Subsidiary and any captive insurance company Subsidiary) as a Subsidiary Borrower by delivery to the Agent of a Subsidiary Borrower Supplement executed by such Subsidiary and the Company, together with Notes in favor of each requesting Lender, and subject to the provisions of clause (b) such Subsidiary shall for all purposes of this Agreement be a Subsidiary Borrower and party to this Agreement. As soon as practicable upon receipt of a Subsidiary Borrower Supplement, the Agent will deliver a copy thereof to each Revolving Lender.

        (b)     Notwithstanding the foregoing clause (a), no Subsidiary Borrower that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia (i) may borrow Revolving Loans prior to the tenth Business Day after the Agent has distributed copies of the applicable Subsidiary Borrower Supplement pursuant to the last sentence of clause (a) or (ii) may borrow or maintain Revolving Loans if any Revolving Lender has notified the Agent (which notice has not been withdrawn) that such Revolving Lender has determined in good faith that, as the result of the introduction of, any change in, or any change in the interpretation or administration of any applicable law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case after the date on which such Subsidiary Borrower was first eligible to borrow pursuant to the foregoing clause (i), such Revolving Lender cannot make or maintain Loans to such Subsidiary Borrower without (x) adverse tax or legal consequences (unless such consequences only involve the payment of money, in which case such Subsidiary Borrower may borrow and maintain Revolving Loans if it agrees to pay such Lender such amounts as such Lender determines in good faith are necessary to compensate such Revolving Lender for such consequences) or (y) violating (or raising a substantial question as to whether such Lender would violate) any applicable law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law). Nothing in this clause (b) shall prevent a Subsidiary Borrower from borrowing Fronted Offshore Currency Loans.

        (c)     So long as the principal of and interest on all Loans made to any Subsidiary Borrower under this Agreement shall have been paid in full and all other obligations of such Subsidiary Borrower in such capacity (other than any contingent indemnification or similar obligation not yet due and payable) shall have been fully performed, such Subsidiary Borrower may, upon not less than five Business Days’ prior written notice to the Agent (which shall promptly notify the Revolving Lenders thereof), terminate its status as a “Subsidiary Borrower”.

ARTICLE III

THE LETTERS OF CREDIT

        3.01    The Letter of Credit Subfacility. (a) On the terms and conditions set forth herein (i) each Issuer agrees (A) from time to time on any Business Day, during the period from the Effective Date to the day which is five days prior to the Revolving Termination Date, to issue Letters of Credit for the account of the Company (or jointly for the account of the Company and any Subsidiary) in an aggregate Stated Amount in Dollars or any Alternate Currency at any one time that, the Dollar Equivalent of which, together with the aggregate Dollar Equivalent of the Stated Amount of all other outstanding Letters of Credit issued pursuant hereto (including the existing Letters of Credit listed on Schedules 1.01(b) and 1.01(c)), does not exceed the L/C Commitment, and to amend or renew Letters of Credit previously issued by it, in accordance with subsections 3.02(c) and 3.02(d), and (B) to honor drafts under the Letters of Credit; and (ii) the Revolving Lenders severally agree to participate in Letters of Credit (including the existing Letters of Credit listed on Schedules 1.01(b) and 1.01(c)); provided that no Issuer shall be obligated to Issue, and no Revolving Lender shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the “Issuance Date”) (1) the amount of all L/C Obligations, plus the Dollar Equivalent principal amount of all Revolving Loans and Swing Line Loans plus the aggregate amount of all Fronted Offshore Currency Commitments exceeds the Aggregate Revolving Commitment or (2) the participation of any Revolving Lender in the amount of all L/C Obligations plus the Dollar Equivalent principal amount of the Revolving Loans of such Revolving Lender and such Revolving Lender’s Revolving Percentage of any outstanding Swing Line Loans and Fronted Offshore Currency Commitments exceeds such Lender’s Revolving Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

        (b)     No Issuer is under any obligation to, and no Issuer shall, Issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuer from Issuing such Letter of Credit, or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuer in good faith deems material to it;

(ii) such Issuer has received written notice from any Revolving Lender, the Agent or the Company, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

(iii) the expiry date of any requested Letter of Credit is (A) more than 730 days after the date of Issuance or (B) more than 730 days after the scheduled Revolving Termination Date, unless (1) the Required Lenders have approved such expiry date in writing or (2) such Letter of Credit is a Surety L/C;

(iv) the expiry date of any requested Letter of Credit is prior to the maturity date of any financial obligation to be supported by the requested Letter of Credit;

(v) any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance acceptable to such Issuer, or the Issuance of a Letter of Credit shall violate any applicable policies of such Issuer;

(vi) such Letter of Credit is to be denominated in a currency other than Dollars or any Offshore Currency; or

(vii) a default of any Lender’s obligations to fund under Section 3.03 exists or any Revolving Lender is at such time a Defaulting Lender hereunder, unless such Issuer has entered into satisfactory arrangements with the Company or such Lender to eliminate such Issuer’s risk with respect to such Lender.

        (c)     Notwithstanding the foregoing, not more than $25,000,000 in aggregate Stated Amount of Letters of Credit may have expiry dates beyond the scheduled Revolving Termination Date.

        3.02    Issuance, Amendment and Renewal of Letters of Credit. (a) Each Letter of Credit shall be issued upon the irrevocable written request of the Company received by the applicable Issuer (with a copy sent by such Issuer to the Agent) at least three days (or such shorter time as such Issuer may agree in a particular instance in its sole discretion) prior to the proposed date of issuance; provided that five days’ prior notice (or such shorter time as such Issuer may agree in a particular instance in its sole discretion) shall be required in respect of each Letter of Credit to be denominated in an Offshore Currency. Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing (if required by the applicable Issuer), in the form of an L/C Application (or such other form as shall be acceptable to such Issuer), or shall be by online letter of credit software acceptable to such Issuer, and shall specify in form and detail satisfactory to such Issuer: (i) the proposed date of issuance of such Letter of Credit (which shall be a Business Day); (ii) the face amount of such Letter of Credit; (iii) the expiry date of such Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of such Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; (vii) the currency in which such Letter of Credit is to be denominated, which shall be Dollars or an Offshore Currency; and (viii) such other matters as such Issuer may require.

        (b)     At least two Business Days prior to the Issuance of any Letter of Credit (or such shorter time as the Agent may agree in a particular instance in its sole discretion), the applicable Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of the L/C Application or L/C Amendment Application and, if not, such Issuer will provide the Agent with a copy thereof. Unless the applicable Issuer has received notice on or before the Business Day immediately preceding the date such Issuer is to issue a requested Letter of Credit from the Agent (A) directing such Issuer not to issue such Letter of Credit because such issuance is not then permitted under subsection 3.01(a) as a result of the limitations set forth in clauses (1) and (2) thereof or subsection 3.01(b)(ii); or (B) that one or more conditions specified in Article V are not then satisfied; then, subject to the terms and conditions hereof, such Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company in accordance with such Issuer’s usual and customary business practices.

        (c)     From time to time while a Letter of Credit is outstanding and prior to the Revolving Termination Date, the applicable Issuer will, upon the written request of the Company received by such Issuer (with a copy sent by such Issuer to the Agent) at least three days (or such shorter time as such Issuer may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing (if required by the applicable Issuer), made in the form of an L/C Amendment Application or through on-line letter of credit software acceptable to such Issuer, and shall specify in form and detail satisfactory to such Issuer: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of such Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as such Issuer may require. No Issuer shall be under any obligation to amend any Letter of Credit if: (A) such amendment would extend the expiry date for, or increase the amount of, such Letter of Credit and such Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of such Letter of Credit does not accept such amendment (and no Issuer shall so amend any Letter of Credit if such Issuer has received a notice of the type described in the second sentence of subsection 3.02(b)). The Agent will promptly notify the Revolving Lenders of the receipt by it of any L/C Application or L/C Amendment Application.

        (d)     Each Issuer and the Revolving Lenders agree that, while a Letter of Credit issued by such Issuer is outstanding and prior to the Revolving Termination Date, at the option of the Company and upon the written request of the Company received by such Issuer (with a copy sent by such Issuer to the Agent) at least three days (or such shorter time as such Issuer may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, such Issuer shall be entitled to authorize the automatic renewal of any Letter of Credit issued by it. Each such request for renewal of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing (if required by the applicable Issuer), in the form of an L/C Amendment Application or through on-line letter of credit software acceptable to such Issuer, and shall specify in form and detail satisfactory to such Issuer: (i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of such Letter of Credit (which shall be a Business Day); (iii) the revised expiry date of such Letter of Credit; and (iv) such other matters as such Issuer may require. No Issuer shall be under any obligation so to renew any Letter of Credit if: (A) such Issuer would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of such Letter of Credit does not accept the proposed renewal of such Letter of Credit (and no Issuer shall so renew any Letter of Credit if such Issuer has received a notice of the type described in the second sentence of subsection 3.02(b)). If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the applicable Issuer that such Letter of Credit shall not be renewed, and if at the time of renewal such Issuer would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this subsection 3.02(d) upon the request of the Company but such Issuer shall not have received any L/C Amendment Application from the Company with respect to such renewal or other written direction by the Company with respect thereto, such Issuer shall nonetheless be permitted to allow such Letter of Credit to renew, and the Company and the Revolving Lenders hereby authorize such renewal, and, accordingly, such Issuer shall be deemed to have received an L/C Amendment Application from the Company requesting such renewal.

        (e)     Each Issuer may, at its election (or as required by the Agent at the direction of the Required Revolving Lenders), deliver any notice of termination or other communication to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the 730 days after the Revolving Termination Date.

        (f)     This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

        (g)     Each Issuer will also deliver to the Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

        3.03    Risk Participations, Drawings and Reimbursements. (a) Immediately upon the Issuance of a Letter of Credit by an Issuer, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuer a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Revolving Percentage of such Revolving Lender, times (ii) the Dollar Equivalent of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of Section 2.01, each Issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Revolving Lender by an amount equal to the amount of such participation.

        (b)     In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuer will promptly notify the Company. The Company shall (or, if the applicable Letter of Credit was issued jointly for the account of the Company and a Subsidiary, shall cause such Subsidiary to) reimburse the applicable Issuer prior to 11:00 a.m. (local time) on each date that any amount is paid by such Issuer under any Letter of Credit (each such date, an “Honor Date”) in the same currency as was paid by such Issuer or, at the Company’s option, in an amount in Dollars equal to the Dollar Equivalent of the amount so paid by such Issuer; provided that if the Company does not receive notice of the amount paid by such Issuer prior to 10:00 a.m. (Chicago time) on such Honor Date, the Company shall (or shall cause the applicable Subsidiary to) reimburse such Issuer not later than 10:00 a.m. (local time) on the Business Day immediately following the date on which the Company receives notice of the amount so paid by such Issuer (and such reimbursement shall include interest for the period from the Honor Date to the date of reimbursement at the Base Rate (or such other rate as the Company and such Issuer shall agree) on the Dollar Equivalent amount of the amount so reimbursed). If the Company or the applicable Subsidiary fails to reimburse an Issuer for the full amount of any drawing under any Letter of Credit by the time specified in the previous sentence, such Issuer will promptly notify the Agent and the Agent will promptly notify each Revolving Lender thereof, and the Company shall be deemed to have requested that Revolving Loans consisting of Base Rate Loans in a Dollar Equivalent amount equal to such unreimbursed amount be made by the Revolving Lenders on the date of receipt by the Agent of such notice (or, if such notice is received by the Agent after 11:00 a.m. (Chicago time) on any Business Day, on the immediately following Business Day, subject to the amount of the unutilized portion of the Aggregate Revolving Commitment and subject to the conditions set forth in Section 5.02. Any notice given by an Issuer or the Agent pursuant to this subsection 3.03(b) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

        (c)     Each Revolving Lender shall upon any notice pursuant to subsection 3.03(b) make available to the Agent for the account of the relevant Issuer an amount in Dollars and in immediately available funds equal to its Revolving Percentage of the Dollar Equivalent of the amount of the drawing, whereupon the participating Revolving Lenders shall (subject to subsection 3.03(d)) each be deemed to have made a Revolving Loan consisting of a Base Rate Loan to the Company in that amount. If any Revolving Lender so notified fails to make available to the Agent for the account of the relevant Issuer the amount of such Revolving Lender’s Revolving Percentage of the Dollar Equivalent of the amount of the drawing by no later than 12:00 noon (local time) on the Honor Date, then interest shall accrue on such Revolving Lender’s obligation to make such payment, from the Honor Date to the date such Revolving Lender makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Agent to give any such notice on the Honor Date or in sufficient time to enable any Revolving Lender to effect such payment on such date shall not relieve such Revolving Lender from its obligations under this Section 3.03.

        (d)     With respect to any unreimbursed drawing that is not converted into Revolving Loans consisting of Base Rate Loans to the Company in whole or in part, because of the Company’s failure to satisfy the conditions set forth in Section 5.02 or for any other reason, the Company shall be deemed to have incurred from the applicable Issuer an L/C Borrowing in the Dollar Equivalent of the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus 2.0% per annum, and each Revolving Lender’s payment to such Issuer pursuant to subsection 3.03(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 3.03.

        (e)     Each Revolving Lender’s obligation in accordance with this Agreement to make the Revolving Loans or L/C Advances, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the applicable Issuer and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against such Issuer, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans under this Section 3.03 is subject to the conditions set forth in Section 5.02.

        3.04    Repayment of Participations. (a) Upon (and only upon) receipt by the Agent for the account of the applicable Issuer of immediately available funds in Dollars from the Company (i) in reimbursement of any payment made by such Issuer under the Letter of Credit with respect to which any Revolving Lender has paid the Agent for the account of such Issuer for such Revolving Lender’s participation in the Letter of Credit pursuant to Section 3.03 or (ii) in payment of interest thereon, the Agent will promptly pay to each Revolving Lender, in the same funds as those received by the Agent for the account of such Issuer, the amount of such Revolving Lender’s Revolving Percentage of such funds, and such Issuer shall receive the amount of the Revolving Percentage of such funds of any Revolving Lender that did not so pay the Agent for the account of such Issuer.

        (b)     If the Agent or an Issuer is required at any time to return to the Company, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Company to the Agent for the account of such Issuer pursuant to subsection 3.04(a) in reimbursement of a payment made under the applicable Letter of Credit or interest or fee thereon, each Revolving Lender shall, on demand of the Agent, forthwith return to the Agent or such Issuer the amount of its Revolving Percentage of any amounts so returned by the Agent or such Issuer plus interest thereon from the date such demand is made to the date such amounts are returned by such Revolving Lender to the Agent or such Issuer, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

        3.05    Role of the Issuers. (a) Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the applicable Issuer shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

        (b)     No Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuers shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders (including the Required Revolving Lenders or all Revolving Lenders, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

        (c)     The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of any Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 3.06; provided that anything in such clauses to the contrary notwithstanding, the Company may have a claim against an Issuer, and an Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by such Issuer’s willful misconduct or gross negligence, such Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit or such other actions or omissions as may be agreed between the Company and such Issuer (it being understood that any such claim shall be solely against the applicable Issuer and shall not affect the Company’s obligations hereunder to the other parties hereto). In furtherance and not in limitation of the foregoing: (i) any Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) no Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

        3.06    Obligations Absolute. The obligations of the Company under this Agreement and any L/C-Related Document to reimburse the applicable Issuer for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Revolving Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

(i) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

(iii) the existence of any claim, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

(iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(v) any payment by such Issuer under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by such Issuer under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Company in respect of any Letter of Credit; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

        3.07    Backup Support. The Company will, not later than five Business Days prior to the scheduled Revolving Termination Date (or, if earlier, the date of termination or reduction to zero of the Aggregate Revolving Commitment), cause each Letter of Credit to be a Supported Letter of Credit.

        3.08    Letter of Credit Fees. (a) The Company shall pay to the Agent for the account of each of the Revolving Lenders a letter of credit fee with respect to the Letters of Credit equal to the Applicable LC Fee Rate times the Dollar Equivalent of the average daily maximum amount available to be drawn of the outstanding Letters of Credit at any time during the remaining term thereof, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter as calculated by the Agent. Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Effective Date, through the Revolving Maturity Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Revolving Maturity Date (or such later expiration date).

        (b)     The Company shall pay to each Issuer a letter of credit fronting fee with respect to the Letters of Credit issued by such Issuer in the amounts and at the times agreed to by the Company and such Issuer.

        (c)     The Company shall pay to each Issuer from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuer relating to letters of credit as from time to time in effect.

        3.09    Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the applicable Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to a Letter of Credit outstanding on the date hereof), (a) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law &Practice (or such later version thereof as may be in effect at the time of issuance) (“ISP98”) shall apply to each standby Letter of Credit, and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance (the “UCP”) shall apply to each commercial Letter of Credit (it being understood that the Company may request that any particular Letter of Credit be governed by either ISP98 or the UCP, as selected by the Company).

        3.10    Utilization of Offshore Currencies. In the case of a proposed Issuance of a Letter of Credit denominated in an Offshore Currency, the applicable Issuer shall be under no obligation to issue such Letter of Credit if such Issuer cannot issue Letters of Credit denominated in the requested Offshore Currency, in which event such Issuer will give notice to the Company no later than 10:30 a.m. (local time) on the third Business Day prior to the date of such issuance that the Issuance in the requested Offshore Currency is not then available. If the applicable Issuer shall have so notified the Company that any such Issuance in a requested Offshore Currency is not then available, then such requested Letter of Credit shall not be issued unless the Company, by notice to such Issuer not later than 5:00 p.m. (local time) three Business Days prior to the requested date of such Issuance, requests that the Letter of Credit be denominated in Dollars and issued in an equivalent aggregate amount, in which case the Letter of Credit shall be so denominated and issued.

ARTICLE IV

TAXES, YIELD PROTECTION AND ILLEGALITY

        4.01    Taxes. (a) Any and all payments by each Borrower to each Lender or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, each Borrower shall pay all Other Taxes.

        (b)     If any Borrower shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then:

(i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Lender or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

(ii) such Borrower shall make such deductions and withholdings;

(iii) such Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv) such Borrower shall also pay to each Lender or the Agent for the account of such Lender, at the time interest is paid, Further Taxes in the amount that such Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

        (c)     Each Borrower agrees to indemnify and hold harmless each Lender and the Agent for the full amount of (i) Taxes, (ii) Other Taxes, and (iii) Further Taxes in the amount that such Lender or the Agent, respectively, specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties (except to the extent arising from the gross negligence or willful misconduct of such Lender or the Agent, respectively), interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date such Lender or the Agent makes written demand therefor.

        (d)     Within 30 days after the date of any payment by any Borrower of Taxes, Other Taxes or Further Taxes, such Borrower shall furnish to each applicable Lender or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Lender or the Agent.

        (e)     If such Borrower is required to pay any amount to any Lender or the Agent for the account of such Lender pursuant to subsection (b) or (c) of this Section, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by such Borrower which may thereafter accrue, if such change in the sole judgment of such Lender is not otherwise disadvantageous to such Lender.

        (f)     Each Lender shall, promptly upon request by the Company, deliver to the Company copies of all completed and executed forms reasonably deemed necessary by any Borrower in connection with the payment of amounts demanded by such Lender pursuant to the foregoing subsection (c).

        4.02    Illegality. (a) If any Lender determines that the introduction after the date hereof of any Requirement of Law, or any change after the date hereof in any Requirement of Law or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Offshore Rate Loans, or to determine or charge interest rates based upon the Offshore Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the interbank market, then, on notice thereof by the Lender to the Company through the Agent, any obligation of that Lender to make or continue Offshore Rate Loans or to convert Base Rate Loans to Offshore Rate Loans shall be suspended until such Lender notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist, at which time such Lender shall promptly notify the Agent and the Company and such Lender’s obligation to make Offshore Rate Loans shall be reinstated.

        (b)     If a Lender determines that it is unlawful to maintain any Offshore Rate Loan, the applicable Borrower shall, upon the receipt by the Company of notice of such fact and demand from such Lender (with a copy to the Agent), prepay in full such Offshore Rate Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section 4.04, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Offshore Rate Loan. If a Borrower is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Company (regardless of whether the Company is the initial Borrower) shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

        (c)     If the obligation of any Lender to make or maintain Offshore Rate Loans has been so terminated or suspended, the Company may elect, by giving notice to the Lender through the Agent that all Loans which would otherwise be made or maintained by the Lender as Offshore Rate Loans shall be instead made or maintained as Base Rate Loans.

        (d)     Before giving any notice to the Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the good faith judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

        4.03    Increased Costs and Reduction of Return. (a) If any Lender determines in good faith that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate) in or in the interpretation of any law or regulation made after the Effective Date or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Offshore Rate Loans or participating in Letters of Credit or Fronted Offshore Currency Loans, as applicable, or any reduction in the amount of any sum received or receivable by such Lender hereunder, or, in the case of any Issuer, any increase in the cost to such Issuer of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit or any reduction in the amount of any sum received or receivable by such Issuer hereunder, then such Borrower shall be liable for, and shall from time to time, within 10 days after demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs or reduction.

        (b)     If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation made after the Effective Date, (ii) any change in any Capital Adequacy Regulation made after the Effective Date, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof made after the Effective Date, or (iv) compliance by such Lender (or its Lending Office) or any corporation controlling such Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, letters of credit, credits or obligations under this Agreement, then, within 10 days after demand of such Lender to the Company through the Agent, the applicable Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

        4.04    Funding Losses. Each Borrower shall reimburse each Lender upon demand and hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

        (a)     the failure of such Borrower to make on a timely basis any payment of principal of any Offshore Rate Loan;

        (b)     the failure of such Borrower to borrow, continue or convert a Loan after such Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

        (c)     the failure of such Borrower to make any prepayment in accordance with any notice delivered under Section 2.10;

        (d)     any continuation, conversion, prepayment (including pursuant to Section 2.11) or other payment (including after acceleration thereof or pursuant to subsection 2.08(c)) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period;

        (e)     any assignment of an Offshore Rate Loan on a day other than the last day of the relevant Interest Period as a result of a request by the Company pursuant to Section 4.07; or

        (f)     the automatic conversion under Section 2.04 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section and under subsection 4.03(a), each Offshore Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Offshore Base Rate used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan was in fact so funded.

        4.05    Inability to Determine Rates. If the Agent determines that for any reason that (a) deposits (whether in Dollars or an Alternate Currency) are not being offered to banks in the offshore interbank eurodollar market for the applicable amount and Interest Period of such Offshore Rate Loan, (b) adequate and reasonable means do not exist for determining the Offshore Rate for an Applicable Currency for any requested Interest Period with respect to a proposed Offshore Rate Loan or (c) the Offshore Rate applicable pursuant to subsection 2.13(a) for an Applicable Currency for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the applicable Lenders of funding such Loan, the Agent will promptly so notify the Company and each applicable Lender. Thereafter, the obligation of the Lenders to make or maintain Offshore Rate Loans hereunder in such Applicable Currency shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it or any other Borrower. If the Company does not revoke such Notice, then the applicable Lenders shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans, as the case may be, and such Loans shall be assumed by the Company notwithstanding the fact that the Loans may initially have been made to a Subsidiary Borrower.

        4.06    Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Article IV shall deliver to the Company (with a copy to the Agent) contemporaneously with the demand for payment a certificate setting forth in reasonable detail the basis for, and a calculation of, the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the applicable Borrower in the absence of manifest error.

        4.07    Substitution of Lenders.Upon any Lender becoming a Defaulting Lender or upon the receipt by the Company from any Lender (together with any Defaulting Lender, an “Affected Lender”) of a claim for compensation under Section 4.03, of notice that it cannot make or maintain Offshore Rate Loans under Section 4.02, or of a claim for Taxes, Other Taxes or Further Taxes under Section 4.01, then the Agent, at the Company’s direction and at the sole cost and expense of the Company, shall: (i) request such Affected Lender to use good faith efforts to obtain a replacement bank or financial institution satisfactory to the Company to acquire and assume all or a ratable portion of all of such Affected Lender’s Loans and Commitments at the face amount thereof, together with accrued and unpaid interest, fees and other amounts due to such Affected Lender with respect to such ratable portion (a “Replacement Lender”); (ii) request one more of the other applicable Lenders to acquire and assume all or part of such Affected Lender’s Loans and Commitments; or (iii) designate a Replacement Lender. Any such designation of a Replacement Lender under clause (i) or (iii) shall be subject to the prior written consent of the Agent (which consent shall not be unreasonably withheld).

        4.08    Notice of Defaulting Lender. The Agent agrees to promptly notify the Company upon any Lender becoming a Defaulting Lender (but the Agent shall have no liability for any failure to give, or any delay in giving, any such notice).

        4.09    Survival. The agreements and obligations of the Borrowers in this Article IV shall survive the payment of all other Obligations, and no Borrower will have an obligation to pay any amount hereunder unless a demand is made within 180 days after the date upon which the Agent’s or applicable Lender’s right to reimbursement arises.

ARTICLE V

CONDITIONS PRECEDENT

        5.01    Conditions to Effectiveness and Initial Credit Extension. This Agreement shall not become effective, and no Lender or Issuer shall be required to make the initial Credit Extension hereunder, unless and until the Agent shall have received all of the following, in form and substance satisfactory to the Agent and each Lender, and in the case of documents, in the number of originals requested by the Agent (except that only one original of each Note shall be signed):

        (a)    Credit Agreement and Notes. This Agreement and each requested Note executed by each party thereto.

        (b)    Resolutions; Incumbency.

(i) Copies of the resolutions of the board of directors (or similar governing body) of each Loan Party authorizing the transactions contemplated by the Loan Documents to which it is a party, certified as of the Effective Date by the Secretary, an Assistant Secretary or a similar officer of such Loan Party; and

(ii) A certificate of the Secretary, an Assistant Secretary or a similar officer of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to execute, deliver and perform all Loan Documents to be delivered by it hereunder.

        (c)    Organization Documents; Good Standing. Each of the following documents:

(i) the articles or certificate of formation (or similar charter document) and the bylaws (or similar governing documents) of each Loan Party as in effect on the Effective Date, certified by the Secretary or an Assistant Secretary or a similar officer of such Loan Party as of the Effective Date; and

(ii) a good standing certificate or certificate of status for each Loan Party from the Secretary of State (or similar, applicable Governmental Authority) of its jurisdiction of formation.

        (d)    Legal Opinions. An opinion of (i) Foley & Lardner LLP, counsel to the Loan Parties, addressed to the Agent and the Lenders, (ii) Skadden, Arps, Slate, Meagher & Flom LLP, special Texas counsel to various Loan Parties, and (iii) Schnader Harrison Segal & Lewis LLP, special Pennsylvania counsel to various Loan Parties.

        (e)    Security Agreement. The Security Agreement executed by each Loan Party.

        (f)    Subsidiary Guaranty. The Subsidiary Guaranty executed by each Guarantor.

        (g)    Pledge Agreement. The Pledge Agreement executed by the Company and each other Loan Party that owns any stock of or other equity interest that is required to be pledged pursuant to the provisions hereof, together with (to the extent applicable) original stock certificates representing all shares to be pledged thereunder and corresponding stock powers executed in blank.

        (h)    Insurance. Evidence satisfactory to the Agent of the existence of insurance required to be maintained pursuant to Section 7.06 or the provisions of any other Loan Document, together with endorsements naming the Agent as (a) an additional insured (with respect to liability policies) and (b) loss payee (in the case of casualty policies).

        (i)    Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Effective Date, together with Attorney Costs of the Agent to the extent invoiced prior to or on the Effective Date, plus such additional amounts of Attorney Costs as shall constitute the Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Agent), including any such costs, fees and expenses arising under or referenced in Section 2.14 or 11.04.

        (j)    Certificate. A certificate signed by a Responsible Officer, dated as of the Effective Date, stating that:

(i) the representations and warranties contained in Article VI (excluding (x) Section 6.05 and subsection 6.11(b) and (y) solely with respect to JLG and its Subsidiaries, Sections 6.02(b), 6.07, 6.09 and 6.12) are true and correct on and as of such date, as though made on and as of such date;

(ii) the conditions set forth in Sections 7.2(b) and 7.3(a) of the JLG Merger Agreement have been satisfied (or, subject to subsection 6.18, waived in accordance with the terms of the JLG Merger Agreement) as of the date of this Agreement.

(iii) no Default or Event of Default exists or would result from the Credit Extension on such date; and

(iv) the representation and warranty set forth in Section 3.9 of the JLG Merger Agreement shall be true and correct (subject to the qualifications and limitations set forth in Section 7.2(b) of the JLG Merger Agreement).

        (k)    Search Results; Lien Terminations. Certified copies of Uniform Commercial Code Requests for Information or Copies, or similar search reports certified by a party reasonably acceptable to the Agent, dated a date reasonably near the Effective Date, listing all effective financing statements that name the Company or any Subsidiary (under its present name and any previous name used by it in the last five years) as debtors and are filed in the jurisdictions in which filings are to be made pursuant to the Collateral Documents, together with (i) copies of such financing statements and (ii) authorized copies of proper Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted hereunder).

        (l)    Filings, Registrations and Recordings. Each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior and superior to the Lien of any other Person (other than Liens permitted hereunder), in proper form for filing, registration or recording.

        (m)    JLG Merger. Certified copies of the JLG Merger Documents, together with a certification by a Responsible Officer that (i) no amendment, waiver or modification has been made thereto unless consented to by the Lead Agents (such consents not to be unreasonably withheld or delayed and not to be required for (x) any amendment or modification to correct an ambiguity or (y) any amendment, waiver or modification that could not reasonably be expected to adversely affect in any material respect the interests of any Lead Agent or any Lender under or in respect of the credit facilities hereunder), (ii) the JLG Merger has been, or concurrently with the making of the initial Borrowing hereunder will be, consummated in all material respects in accordance with the terms of the JLG Merger Documents and in compliance in all material respects with applicable law and regulatory approvals and (iii) all governmental, regulatory, shareholder or other consents and approvals required for the consummation of the JLG Merger (i) have been duly waived or (ii) have been duly obtained and are in full force and effect.

        (n)    Repayment of Debt. Evidence that, prior to or concurrently with the effectiveness of this Agreement, (i) all outstanding obligations of the Company under the Existing Credit Agreement (other than letters of credit thereunder, all of which will become Letters of Credit upon the effectiveness of this Agreement) shall have been paid in full, and (ii) all Debt to be Repaid shall have been paid in full and all commitments related thereto shall have been terminated (it being understood that the letters of credit listed on Schedule 1.01(d) may remain outstanding so long as the Company is making reasonable efforts to cause such letters of credit to be replaced by Letters of Credit or otherwise terminated).

        (o)    Redemption, Repurchase or Defeasance of Notes. Evidence that (i) JLG’s outstanding senior notes and senior subordinated notes will be redeemed or repurchased in full or (ii) the covenants thereunder will be defeased to the reasonable satisfaction of the Lead Agents (or that provisions shall have been made to so redeem, repurchase or defease) on or promptly following the Effective Date.

        (p)    Ratings. Evidence that (i) the Company has received a corporate family rating from Moody’s Investor Service Inc. and a corporate credit rating from Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and (ii) the credit facilities under this Agreement have received a debt rating from each of such rating agencies.

        (q)    Absence of Proceedings. A certificate from a Responsible Officer certifying that there is no (i) statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the JLG Merger or the JLG Merger Agreement that (A) restrains or prohibits the Company’s or the Acquisition Subsidiary’s ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or JLG’s and JLG’s Subsidiaries’ businesses or assets, or compels the Company or the Acquisition Subsidiary or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of JLG or the Company and their respective Subsidiaries, (B) restrains or prohibits the consummation of the JLG Merger or the performance of any of the other transactions contemplated by the JLG Merger Agreement or (C) imposes limitations on the ability of the Acquisition Subsidiary or the Company to acquire or hold, or exercise full rights of ownership of the Shares (as defined in the JLG Merger Agreement) and (ii) action, suit, investigation or proceeding threatened in writing or pending in any court or before any arbitrator or governmental authority that (x) relates to the credit facilities hereunder and (y) has a reasonable possibility of being determined in a manner that would (A) prohibit the closing of such credit facilities or (B) adversely affect in any material respect the interests of any Lead Agent or any Lender under or in respect of such facilities.

        (r)    Control Agreements. A control agreement with respect to each deposit account and securities account maintained by any Loan Party (subject to the exceptions set forth in Section 7.14).

        (s)    Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Lender may reasonably request.

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender unless the Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto. The Agent shall promptly notify the Company and the Lenders of the occurrence of the Effective Date, which notice shall be conclusive and binding.

        5.02    Conditions to All Credit Extensions. The obligation of each Lender to make any Loan to be made by it and the obligation of any Issuer to Issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Issuance Date:

        (a)    Notice, Application. The Agent shall have received a Notice of Borrowing or in the case of any Issuance of any Letter of Credit, the applicable Issuer and the Agent shall have received an L/C Application or L/C Amendment Application, as required under Section 3.02;

        (b)    Continuation of Representations and Warranties. Other than in the case of the initial Credit Extension hereunder (for which the requirements of subsection 5.01(j)(i) will apply), the representations and warranties in Article VI shall be true and correct in all material respects on and as of such Borrowing Date or Issuance Date with the same effect as if made on and as of such Borrowing Date or Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

        (c)    No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing or Issuance.

Each Notice of Borrowing submitted by a Borrower hereunder and each L/C Application or L/C Amendment Application submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date or Issuance Date, as applicable, that the conditions in this Section 5.02 are satisfied.

        5.03    Initial Loans to a Subsidiary Borrower. The Revolving Lenders shall not be required to make Revolving Loans to any Subsidiary Borrower unless (a) the conditions precedent set forth in Sections 5.01and 5.02 have been satisfied and (b) such Subsidiary Borrower has furnished to the Agent with sufficient copies for the Revolving Lenders:

        (a)    Resolutions; Incumbency.

(i) Copies of the resolutions of the board of directors (or similar governing body) of such Subsidiary Borrower authorizing the transactions contemplated hereby, certified as of the Effective Date by the Secretary or an Assistant Secretary or similar officer of such Subsidiary Borrower; and

(ii) A certificate of the Secretary or Assistant Secretary or similar officer of such Subsidiary Borrower certifying the names and true signatures of the officers of such Subsidiary Borrower authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder.

        (b)    Organization Documents; Good Standing. Each of the following documents:

(i) the articles or certificate of incorporation (or similar charter document) and the bylaws (or similar governing documents) of such Subsidiary Borrower as in effect on the Effective Date, certified by the Secretary or Assistant Secretary (or the general partner, if applicable) of such Subsidiary Borrower as of the Effective Date; and

(ii) a good standing certificate or certificate of status for such Subsidiary Borrower from the Secretary of State (or similar, applicable Governmental Authority) of its jurisdiction of formation (to the extent applicable).

        (c)    Legal Opinion. A written opinion of counsel to such Subsidiary Borrower, addressed to the Agent and the Revolving Lenders and in substance reasonably acceptable to the Agent.

        (d)    Notes. A Note of such Subsidiary Borrower for each Revolving Lender that has requested a Note pursuant to subsection 2.02(b).

        (e)    Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Revolving Lender may reasonably request.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

        The Company represents and warrants to the Agent and each Lender that both before and after giving effect to the consummation of the transactions contemplated by the Loan Documents:

        6.01    Corporate Existence and Power. The Company, each Subsidiary Borrower and each of its Material Subsidiaries:

        (a)     is a corporation or other entity duly organized, validly existing and, to the extent applicable to such entity, in good standing under the laws of the jurisdiction of its incorporation;

        (b)     has the power and authority and all governmental licenses, authorizations, consents and approvals to (i) own its assets and to carry on its business in all material respects and (ii) to execute, deliver, and perform its obligations under the Loan Documents to which it is a party;

        (c)     is duly qualified as a foreign entity in each state in the United States and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, if applicable to such entity; and

        (d)     is in compliance with all Requirements of Law;

except, in each case referred to in subsection (b)(i), (c) or (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

        6.02    Corporate Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other action, and do not and will not:

        (a)     contravene the terms of any of such Person’s Organization Documents;

        (b)     conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or

        (c)     violate any Requirement of Law.

        6.03    Governmental and Third-Party Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person (except those that have been obtained and remain in effect and disclosure filings that are required to be made with the SEC in connection with the transactions contemplated by the Loan Documents) is necessary or required to be made or obtained by any Loan Party in connection with the execution, delivery or performance by such Loan Party of any Loan Document to which it is a party or for the enforcement against such Loan Party of any Loan Document (including, in the case of the Company, Article XII) to which it is a party.

        6.04    Binding Effect. Each Loan Document to which any Loan Party is a party constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

        6.05    Litigation. There are no actions, suits or proceedings pending or, to the best knowledge of the Company, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties:

        (a)     which pertain to this Agreement, any other Loan Document or any of the transactions contemplated hereby or thereby; or

        (b)     as to which there exists a substantial likelihood of an adverse determination, which determination could reasonably be expected to have a Material Adverse Effect.

        6.06    No Default. Neither the Company nor any Material Subsidiary is in default under or with respect to any Contractual Obligation which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

        6.07    ERISA Compliance. Except as specifically disclosed in Schedule 6.07:

        (a)     Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law, except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, except to the extent that the failure to receive such letter could not reasonably be expected to have a Material Adverse Effect, and, to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification, except to the extent that such loss would not reasonably be expected to have a Material Adverse Effect. Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Company and each ERISA Affiliate have made all required contributions to all Plans subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

        (b)     There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

        (c)     Except to the extent that the following could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to Pension Plans (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

        6.08    Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.11. Neither the Company nor any Material Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

        6.09    Title to Properties. The Company and each Material Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 8.01(a), as of the Effective Date, the property of the Company and its Material Subsidiaries is subject to no Liens, other than Permitted Liens.

        6.10    Taxes. Except as disclosed on Schedule 6.10, the Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes shown on such returns and reports and all material assessments imposed by any governmental authority, except for taxes and assessments that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

        6.11    Financial Condition. (a) The audited consolidated financial statements of the Company and its Subsidiaries dated September 30, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended on that date, and, to the Company’s knowledge, the audited consolidated financial statements of JLG and its Subsidiaries dated July 31, 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year ended on that date, in each case:

(x) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except for the absence of footnotes and as otherwise expressly noted therein, subject, in the case of such unaudited financial statements, to ordinary, good faith year-end and audit adjustments; and

(y) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby.

        (b)     Since September 30, 2006, there has been no Material Adverse Effect, and since July 31, 2006, there has been no Company Material Adverse Effect (as defined in the JLG Merger Agreement) or Company Material Adverse Change (as defined in the JLG Merger Agreement).

        6.12    Environmental Matters. The Company and its Subsidiaries conduct in the ordinary course of business (in a manner sufficient to enable the Company to make the representation and warranty set forth in this Section 6.12) a review of the effect of existing Environmental Laws and Environmental Claims on their respective businesses, operations and properties, and as a result thereof the Company has reasonably concluded that, except for matters for which adequate reserves are maintained or as specifically disclosed in Schedule 6.12, the aggregate effects of such Environmental Laws and Environmental Claims could not reasonably be expected to have a Material Adverse Effect.

        6.13    Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary, is an “Investment Company” within the meaning of the Investment Company Act of 1940. Neither the Company nor any other Borrower is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other U.S. Federal or state statute or regulation limiting its ability to incur Indebtedness.

        6.14    Capitalization; Subsidiaries. As of the Effective Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.14 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.14. The capitalization of the Company and its Subsidiaries as of December 6, 2006 (after giving effect to the JLG Merger) is as set forth on part (a) of Schedule 6.14.

        6.15    Insurance. Except as specifically disclosed in Schedule 6.15, the properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and are similarly situated.

        6.16    Subsidiary Borrower Supplements. For so long as any Subsidiary shall be a Subsidiary Borrower, the representations and warranties of such Subsidiary in such Subsidiary’s Subsidiary Borrower Supplement are true and correct in all material respects.

        6.17    Full Disclosure. None of the representations or warranties made by any Loan Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of any Loan Party in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company and JLG and their respective Subsidiaries to the Lenders prior to the Effective Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered (it being understood that any projections and forecasts provided by the Company or any Subsidiary (including JLG and its Subsidiaries) are based on good faith estimates and assumptions believed by the Company or such Subsidiary to be reasonable as of the date of the applicable projections or forecasts and that actual results during the periods covered by any such projections and forecasts may differ from projected or forecasted results).

        6.18    JLG Merger. There have been no amendments to or waivers under either JLG Merger Document (other than (i) any amendment to correct an ambiguity, (ii) any amendment or waiver that could not reasonably be expected to adversely affect in any material respect the interests of any Lead Agent or any Lender under or in respect of the Loan Documents or (iii) any amendment or waiver approved by the Required Lenders).

ARTICLE VII

AFFIRMATIVE COVENANTS

        So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than any contingent indemnification or similar obligation not yet due and payable) shall remain unpaid or unsatisfied, or any Letter of Credit (other than any Supported Letter of Credit) shall remain outstanding, unless the Required Lenders waive compliance in writing:

        7.01    Financial Statements. The Company shall deliver to the Agent (which shall promptly make available to each Lender):

        (a)     as soon as available, but not later than the earlier of (i) five Business Days after the filing thereof with the SEC and (ii) 105 days after the end of each fiscal year (commencing with the fiscal year ending September 30, 2007), a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the report of Deloitte & Touche LLP or another nationally-recognized independent public accounting firm (the “Independent Auditor”) which report shall (i) state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP, (ii) to the extent required to be provided pursuant to the rules and regulations of the SEC, include the attestation report of the Independent Auditor on management’s assessment of the effectiveness of the Company’s internal controls over financial reporting as of the end of such fiscal year as set forth in the Company’s report on Form 10-K for such fiscal year and (iii) not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company’s or any Subsidiary’s records; provided that if the Independent Auditor’s report with respect to such consolidated financial statements is a combined report (that is, one report containing both an opinion on such consolidated financial statements and an opinion on internal controls over financial reporting), then such report may include a qualification or limitation relating to the Company’s system of internal controls over financial reporting due to the exclusion of any acquired business from the Independent Auditor’s management report on internal controls over financial reporting to the extent such exclusion is permitted under provisions published by the SEC or other applicable Governmental Authority; and

        (b)     as soon as available, but not later than the earlier of (i) five Business Days after the filing thereof with the SEC and (ii) 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending December 31, 2006), a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of income, shareholders’ equity and cash flows for the period commencing on the first day and ending on the last day of such fiscal quarter, together with a consolidating income statement for such period, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to good faith year-end and audit adjustments and the absence of footnotes), the financial position and the results of operations of the Company and the Subsidiaries.

        7.02    Certificates; Other Information. The Company shall furnish to the Agent (which shall promptly make available to each Lender):

        (a)     concurrently with the delivery of the financial statements referred to in subsection 7.01(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

        (b)     concurrently with the delivery of the financial statements referred to in subsections 7.01(a) and (b), a Compliance Certificate executed by a Responsible Officer;

        (c)     concurrently with the delivery of the financial statements referred to in subsection 7.01(a), a consolidating income statement for such year (which need not be audited) setting forth in comparative form the figures for the previous fiscal year;

        (d)     promptly, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all registration statements (other than Exhibits thereto and any registration statements on Form S-8 or its equivalent) and final reports on Forms 10-K and 10-Q that the Company shall have filed with the SEC; and

        (e)     promptly, such additional information regarding the business, financial position or organizational affairs of the Company or any Subsidiary as the Agent, at the request of any Lender, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01, subsection 7.02(b) or subsection 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that the Company shall notify (which may be by facsimile or electronic mail) the Agent (which shall notify each Lender) of the posting of any such document and, promptly upon request by the Agent, provide to the Agent by electronic mail an electronic version (i.e., a soft copy) of any such document specifically requested by the Agent. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by subsection 7.02(b) to the Agent. Except for such Compliance Certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Company hereby acknowledges that (a) BAS and/or Bank of America will make available to the Lenders and the Issuers materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) to Lenders and potential Lenders by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders or potential Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”). The Company hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all Borrower Materials that are made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized BAS, Bank of America, the Lenders and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws, it being understood that certain of such Borrower Materials may be subject to the confidentiality requirements of Section 11.08; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) BAS and Bank of America shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on, and shall only post such Borrower Materials on, the portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Company shall be under no obligation to mark any Borrower Materials “PUBLIC”.

        7.03    Notices. The Company shall notify the Agent (and the Agent shall promptly thereafter notify each Lender):

        (a)     promptly after a Responsible Officer obtains knowledge thereof, of the occurrence of any Default or Event of Default;

        (b)     promptly after a Responsible Officer obtains knowledge thereof, of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

        (c)     promptly after a Responsible Officer obtains knowledge thereof, of the determination by the Independent Auditor or the Company of the occurrence or existence of an Internal Control Event that could reasonably be expected to have a Material Adverse Effect; and

        (d)     promptly, but in no event more than 10 days after such event becomes known to a Responsible Officer, the occurrence of any ERISA Event that could reasonably be expected to result in liability to the Company and its Subsidiaries in excess of $10,000,000 in the aggregate, and deliver to the Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such ERISA Event.

        Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

        7.04    Preservation of Corporate Existence, Etc. Except as otherwise expressly permitted hereby, the Company shall, and shall cause each Material Subsidiary to: (a) preserve and maintain in full force and effect its corporate or other organizational existence and good standing (if applicable) under the laws of its state or jurisdiction of formation, except to the extent otherwise expressly permitted herein;

        (b)     preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 8.03 and sales of assets permitted by Section 8.02 and except for any of the foregoing the expiration or termination of which could not reasonably be expected to have a Material Adverse Effect;

        (c)     use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill except to the extent otherwise expressly permitted herein; and

        (d)     preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

        7.05    Maintenance of Property. The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

        7.06    Insurance. The Company shall maintain, and shall cause each Material Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; providedthat self insurance of risks and in amounts customary in the Company’s and its Material Subsidiaries’ industry shall be permitted.

        7.07    Payment of Taxes. The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all Federal and other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary.

        7.08    Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including ERISA and the Federal Fair Labor Standards Act), except (a) such as may be contested in good faith or as to which a bona fide dispute may exist or (b) to the extent non-compliance could not reasonably be expected to have a Material Adverse Effect.

        7.09    Inspection of Property and Books and Records. The Company shall maintain, and shall cause each Subsidiary to maintain, books of record and account sufficient to permit the preparation of consolidated financial statements in conformity with GAAP. The Company shall permit, and shall cause each Material Subsidiary to permit, representatives and independent contractors of the Agent or any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company, all at the expense of such Lender or, if applicable, the Agent; provided that when an Event of Default exists the Agent or any Lender may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

        7.10    Environmental Laws. The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect.

        7.11    Use of Proceeds. The Company shall use the proceeds of the Loans (a) to finance the JLG Merger and to pay related costs and expenses, (b) to finance other Acquisitions made in accordance with Section 8.04, (c) to repay obligations of the Company and its Subsidiaries under or in connection with the Existing Credit Agreement, (d) to repay Debt to be Repaid and (e) for working capital, capital expenditures and other general corporate purposes not in contravention of any Requirement of Law or of any Loan Document. Neither the Company nor any Subsidiary shall use the proceeds of the Loans, directly or indirectly, to purchase or carry Margin Stock.

        7.12    Additional Guaranties. Effective upon any Person becoming or being required to become a guarantor of any subordinated Indebtedness of the Company or any Subsidiary, the Company shall cause such Person to join as a Guarantor under the Subsidiary Guaranty.

        7.13    Guarantors. The Company shall, not later than (a) the Business Day following the consummation of any Acquisition and (b) not later than 30 days after the end of each calendar month, take all steps necessary to ensure that (i) Domestic Subsidiaries that, together with the Company, account for (x) not less 80% of the total assets (excluding assets of Foreign Subsidiaries) of the Company and its Domestic Subsidiaries as of such date of determination and (y) not less 80% of the total revenues (excluding revenues of Foreign Subsidiaries) of the Company and its Domestic Subsidiaries for the 12-month period ending on the last day of the month ended immediately prior to such date of determination are parties to the Subsidiary Guaranty, and (ii) each Material Foreign Subsidiary as of such date of determination is a party to the Subsidiary Guaranty, except to the extent that (x) such guaranty by such Material Foreign Subsidiary would result in material adverse tax consequences to the Company or (y) such Material Foreign Subsidiary would not be able to issue such guaranty under applicable law without undue expense or other material adverse consequences.

        7.14    Further Assurances. (a) The Company shall take, execute and deliver, and cause each Subsidiary to take, execute and deliver, any and all such further acts, security agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances, control agreements and other instruments, that the Agent or the Required Lenders may reasonably request from time to time in order (i) to ensure that (x) the obligations of each Subsidiary Borrower hereunder and under the other Loan Documents are guaranteed, pursuant to Article XII, by the Company and, if such Subsidiary Borrower is a Foreign Subsidiary (but subject to the limitations set forth in Section 7.13), by each Material Foreign Subsidiary, and (y) the obligations of the Borrowers under the Loan Documents and of each Subsidiary under the Subsidiary Guaranty are secured as required by the Collateral Documents; (ii) to perfect and maintain the validity, effectiveness and priority of the Collateral Documents and the Liens intended to be created thereby and (iii) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and the Lenders the rights granted now or hereafter intended to be granted to the Agent and the Lenders under any Loan Document; provided that (A) no Subsidiary that is not a Loan Party will be required to deliver or cause to be delivered a control agreement with respect to any deposit account or securities account maintained solely by such Subsidiary and (B) the Loan Parties may maintain amounts in deposit accounts and securities accounts that are not subject to control agreements in favor of the Agent so long as (I) the daily average closing balance in all such accounts does not exceed $1,500,000 for two consecutive calendar months and (II) if such daily average closing balance exceeds $1,500,000 for any calendar month, the Company promptly takes, and causes the other Loan Parties to take, such actions as the Agent may reasonably request (which may include obtaining new control agreements, closing accounts and/or taking steps to cause amounts in accounts not subject to a control agreement to be automatically transferred to accounts subject to control agreements) to assure that such daily average will not exceed such amount for subsequent calendar months. Contemporaneously with the execution and delivery of any document referred to above, the Company shall, and the Company shall cause each Subsidiary to, deliver all resolutions, opinions and corporate documents as the Agent or the Required Lenders may reasonably request to confirm the enforceability of such document and the perfection of the security interest created thereby, if applicable. Promptly upon request by any Lead Agent, the Company shall, and shall cause each Subsidiary to, use commercially reasonable efforts to obtain Collateral Access Agreements and landlord waivers with respect to all material properties specified by such Lead Agent.

        (b)     Notwithstanding anything to the contrary in the Loan Documents, (i) no amount due from or other obligation of the Company shall be (directly or indirectly) secured by an asset of any Material Foreign Subsidiary if such security interest would result in material adverse tax consequences to the Company, (ii) to the extent not inconsistent with the foregoing clause (i), neither the Company nor any Domestic Subsidiary shall be required to pledge (x) more than 65% of the voting ownership interests in any direct Foreign Subsidiary of the Company or such Domestic Subsidiary or (y) any equity interest of the Company or such Domestic Subsidiary in any other Foreign Subsidiary and (iii) no Loan Party shall be required to pledge Margin Stock.

ARTICLE VIII

NEGATIVE COVENANTS

        So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than any contingent indemnification or similar obligation not yet due and payable) shall remain unpaid or unsatisfied, or any Letter of Credit (other than any Supported Letter of Credit) shall remain outstanding, unless the Required Lenders waive compliance in writing:

        8.01    Limitation on Liens. The Company shall not, and shall not permit any Material Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

        (a)     any Lien existing on property of the Company or any Material Subsidiary on the Effective Date and set forth in Schedule 8.01(a) securing Indebtedness (or commitments therefor) outstanding on such date;

        (b)     any Lien created under any Loan Document;

        (c)     Liens for taxes, fees, assessments or other governmental charges which are not delinquent for more than 90 days or remain payable without penalty, or if and to the extent that non-payment thereof is permitted by Section 7.07, provided that no notice of lien has been filed or recorded under the Code;

        (d)     carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

        (e)     Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

        (f)     Liens on the property of the Company or its Material Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases and statutory obligations, (ii) Contingent Obligations in connection with performance bonds, Surety Bonds and appeal bonds, and (iii) other non-delinquent obligations of a like nature, in each case, incurred in the ordinary course of business (and treating as non-delinquent any delinquency which is being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto);

        (g)     Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and the obligations secured by all such Liens in the aggregate at any time outstanding for the Company and its Material Subsidiaries do not exceed the greater of (i) $50,000,000 and (ii) 5% of the consolidated tangible assets of the Company and its Subsidiaries;

        (h)     easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Material Subsidiaries;

        (i)     any Lien on property and proceeds thereof existing at the time of acquisition (by merger or otherwise) of such property by the Company or a Material Subsidiary, and not created in contemplation of such acquisition, provided that no such Lien shall extend to or cover additional types of property;

        (j)     Liens to secure the payment of all or part of the purchase price of property upon the acquisition of property by the Company or a Material Subsidiary or to secure any Indebtedness incurred or guaranteed prior to, at the time of, or within ninety days after the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Liens to secure any Indebtedness incurred or guaranteed for the purpose of financing the cost to the Company or a Material Subsidiary of improvements to such acquired property; provided, in each case, that (i) no such Lien shall at any time encumber any property other than the property financed by such Indebtedness and the proceeds thereof (provided that individual financings permitted by this subsection (j) provided by one Person (or an Affiliate thereof) may be cross-collateralized to other financings provided by such Person and its Affiliates that are permitted by this subsection (j)) and (ii) the Indebtedness secured thereby shall not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

        (k)     Liens securing Indebtedness or other obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

        (l)     Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or any Material Subsidiary in excess of those set forth by regulations promulgated by the FRB and (ii) such deposit account is not intended by the Company or any Material Subsidiary to provide collateral to the depository institution;

        (m)     Liens on vehicles or related property securing obligations under any Floor Plan Financing Facility incurred in the ordinary course of business; provided that the aggregate principal amount of all obligations at any time outstanding under all Floor Plan Financing Facilities after giving effect to such incurrence does not exceed the total cost of the vehicles and equipment securing such obligations;

        (n)     Liens on assets acquired with the proceeds of industrial revenue bonds securing Indebtedness incurred or assumed to acquire such property; provided that the obligations secured by such Liens do not exceed in the aggregate at any time outstanding the greater of (i) $50,000,000 and (ii) 5% of the consolidated tangible assets of the Company and its Subsidiaries;

        (o)     Liens securing Securitization Obligations;

        (p)     Liens securing reimbursement obligations incurred in the ordinary course of business for letters of credit, which Liens encumber only goods, or documents of title covering goods, which are purchased in transactions for which such letters of credit are issued;

        (q)     Any extension, renewal or substitution of or for any Lien permitted by subsection (a), (i), (j), (m), (n) or (o) above; provided that (i) the amount of the Indebtedness or other obligation or liability secured by the applicable Lien shall not exceed the Indebtedness or other obligation or liability existing immediately prior to such extension, renewal or substitution and (ii) the scope of the property subject to such Lien is not increased;

        (r)     Liens on Lease Assets for which the applicable lessor is not permitted by applicable law to hold title to such Lease Assets;

        (s)     Liens securing (i) Permitted Acquired Debt and (ii) obligations arising with respect to asset-backed commercial paper issued by the Company and its Material Subsidiaries not to exceed in the aggregate at any one time outstanding for clauses (i) and (ii) the greater of (x) $25,000,000 and (y) 5% of the consolidated tangible assets of the Company and its Subsidiaries;

        (t)     Escrow rights of the Ministry of Defense of the United Kingdom relative to drawings and other related intellectual property related to the Company’s contracts with such Ministry; and

        (u)     Liens securing Indebtedness or other obligations of the Company and its Material Subsidiaries not to exceed $35,000,000 in the aggregate at any one time outstanding.

        Any Lien permitted above on any property may extend to the identifiable proceeds of such property. Notwithstanding any provision of this Section 8.01, the Company will not, and will not permit any Material Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien (other than any Lien permitted by clause (b), (c), (d) or (h)) upon any property listed on Schedule 8.01(b) after the Effective Date.

        8.02    Disposition of Assets. The Company shall not, and shall not permit any other Loan Party to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any of its property (any such transaction, a “Disposition”), including accounts and notes receivable, with or without recourse, and the stock or other equity interests in any Subsidiary (but, for the avoidance of doubt, excluding cash that is transferred in the ordinary course of business and treasury stock of such Loan Party), or enter into any agreement to do any of the foregoing, except:

        (a)     Dispositions of inventory in the ordinary course of business and Dispositions of used, worn-out, obsolete or surplus equipment;

        (b)     Dispositions of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment or the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement equipment;

        (c)     Dispositions between and among Loan Parties, Dispositions from any Subsidiary that is not a Loan Party to the Company or a Wholly-Owned Subsidiary and Dispositions permitted by Section 8.03;

        (d)     Dispositions of accounts receivable, lease receivables, other financial assets and other rights and related assets pursuant to a Permitted Securitization;

        (e)     sale/leaseback transactions involving an aggregate consideration not to exceed $50,000,000 after the date hereof;

        (f)     the transfer of Lease Assets solely in connection with Leasing Transactions;

        (g)     Dispositions of cash equivalents or short-term marketable securities;

        (h)     the granting of non-exclusive licenses of patents, trademarks and copyrights by the Company or any Subsidiary;

        (i)     Dispositions identified on Schedule 8.02;

        (j)     Dispositions of accounts receivable arising out of sales by the Company or its Domestic Subsidiaries to Persons domiciled outside of the United States, Dispositions of accounts receivable with extended terms and Dispositions of defaulted accounts receivable without credit recourse in transactions that do not constitute securitizations, in each case in the ordinary course of business consistent with past practice;

        (k)     Dispositions in the ordinary course of business of tangible property as part of a like-kind exchange under Section 1031 of the Code;

        (l)     Dispositions in the ordinary course of business consisting of the abandonment of intellectual property rights that, in the reasonable good faith determination of the applicable Loan Party, are not material to the conduct of its business;

        (m)     Dispositions of property located outside of the United States (and not moved outside the United States in anticipation of such Distribution);

        (n)     Dispositions that are not permitted by the foregoing provisions of this Section 8.02; provided that (i) any such Disposition is made for fair market value; (ii) no Event of Default shall exist at the time of or shall result from any such Disposition; and (iii) the aggregate value of all assets so disposed of by the Company and its Subsidiaries (x) during any fiscal year shall not exceed the greater of (A) $200,000,000 and (B) 10% of the consolidated tangible assets of the Company and its Subsidiaries as of the beginning of such fiscal year and (y) after the Effective Date shall not exceed the greater of (A) $500,000,000 and (B) 25% of the consolidated tangible assets of the Company and its Subsidiaries as reflected in the most recent financial statements delivered pursuant to Section 7.01(a).

        8.03    Consolidations and Mergers. The Company shall not, and shall not permit any other Loan Party to, merge with or consolidate with or into any Person, except the Company or any other Loan Party may merge or consolidate with any other Person so long as (a) at the time of such merger or consolidation, no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction (determined in respect of Sections 8.10 and 8.11 on a pro forma basis as of the last day of the most recent fiscal quarter for which the financial results or other amounts included in the covenant calculations in such Sections are available), (b) if such transaction involves the Company, the Company shall be the continuing or surviving corporation and (c) subject to the last paragraph of this Section 8.03, (i) if such transaction involves a Wholly-Owned Subsidiary (and does not involve the Company), a Wholly-Owned Subsidiary shall be the continuing or surviving Person and (ii) if such transaction involves a non-Wholly-Owned Material Subsidiary (and does not involve the Company or a Wholly-Owned Subsidiary), a Material Subsidiary shall be the continuing or surviving Person.

        In addition, any Disposition which would be permitted by Section 8.02 may also be accomplished via a merger or consolidation of a Loan Party and such merger or consolidation shall be permitted pursuant to this Section 8.03.

        8.04    Hostile Acquisitions. The Company shall not, and shall not permit any Subsidiary to, (a) make any Acquisition of any Person that has not been approved by the board of directors or similar governing body of such Person; or (b) commit, or otherwise take steps, to make any Acquisition of any Person if the board of directors or similar governing body of such Person has announced that it will, or commenced litigation to, oppose such Acquisition.

        8.05    Securitizations; Subsidiary Indebtedness.

        (a)     The Company shall not, and shall not permit any Material Subsidiary to, create, incur, assume, suffer to exist or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness in connection with any off-balance sheet securitization or similar off-balance sheet transaction, other than Permitted Securitizations.

        (b)     The Company shall not permit any Material Subsidiary to create, incur, assume, suffer to exist or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness with an aggregate outstanding principal amount (excluding from such calculation: (i) Permitted Securitizations; (ii) Indebtedness arising under the Loan Documents; (iii) unsecured Permitted Acquired Debt; (iv) Indebtedness existing on the date hereof and listed on Schedule 8.05; (v) unsecured Indebtedness to the extent included in calculating Contingent Obligations by operation of clause (v) of the last sentence of the definition thereof; and (vi) refinancings, extensions or renewals of Indebtedness described in the foregoing clauses (i) through (v), provided that, in the case of the foregoing clauses (i) through (iv), the principal amount thereof is not increased) at any time in excess of (x) for all Material Domestic Subsidiaries, $50,000,000, and (y) for all other Material Subsidiaries, $50,000,000.

        8.06    Transactions with Affiliates. The Company shall not, and shall not permit any other Loan Party to, enter into any transaction with any Affiliate of the Company (other than another Loan Party), except upon fair and reasonable terms no less favorable to the Company or such other Loan Party would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Company or such other Loan Party and except for the following:

        (a)     any employment or severance agreement and any amendment thereto entered into by the Company or any other Loan Party in the ordinary course of business;

        (b)     transactions between the Company or any other Loan Party and any Leasing Subsidiary (including the contribution of overhead costs consistent with past practice) in the ordinary course of business;

        (c)     the payment of reasonable directors’ fees and benefits, provided that the amount of such fees and benefits paid to any Affiliate does not exceed the amount of such fees and benefits paid to any Person that is not otherwise an Affiliate of the Company;

        (d)     the provision of officers’ and directors’ indemnification and insurance in the ordinary course of business to the extent permitted by applicable law;

        (e)     subject to Sections 7.13 and 8.03, reorganizations of Subsidiaries consummated for the purpose of reducing tax obligations of the Company and its Subsidiaries, so long as the aggregate value of assets owned by the Company and its Domestic Subsidiaries is not materially decreased as a result thereof;

        (f)     non-interest bearing intercompany loans or other advances in the ordinary course of business and consistent with past practice; and

        (g)     the payment of employee salaries, bonuses and employee benefits in the ordinary course of business (including the payment of commissions on behalf of any Leasing Subsidiary by the Company or any other Loan Party consistent with past practices and in the ordinary course of business).

        8.07    Burdensome Agreements. The Company shall not, and shall not permit any Domestic Subsidiary (excluding any Leasing Subsidiary or any Securitization Subsidiary) to, be a party to any Contractual Obligation (other than (x) this Agreement or any other Loan Document and (y) any financial covenant in any other agreement evidencing Indebtedness permitted hereunder) that (a) limits the ability (i) of any Domestic Subsidiary to make Restricted Payments to the Company or any Guarantor or to make an equity investment in the Company or any Guarantor, except for any agreement in effect (A) on the date hereof and set forth on Schedule 8.07(including any amendment thereto that is not prohibited by any Loan Document so long as such agreement, as so amended, is no more materially restrictive with respect to such limitation than such agreement prior to giving effect to such amendment) or (B) at the time any Domestic Subsidiary becomes a Subsidiary of the Company, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company, (ii) of any Domestic Subsidiary to guarantee Indebtedness of the Company or (iii) of the Company or any Domestic Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person or to transfer property of such Person to the Company or any Guarantor (such limitation, a “Negative Pledge”); provided that this clause (iii) shall not prohibit any Negative Pledge incurred or provided in favor of any holder of obligations secured by a Lien permitted under subsection 8.01(e), (f), (g), (i), (j), (k), (m), (n) or (o) solely to the extent any such Negative Pledge relates to (A) the property subject to such Lien, (B) the agreement giving rise to such Negative Pledge but only to the extent, and for so long as, such Negative Pledge is not terminated or rendered ineffective by the Uniform Commercial Code or any other applicable law, and/or (C) the proceeds of the foregoing; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

        8.08    Amendments to Certain Documents. The Company shall not, and not permit any Subsidiary to, make or agree to any amendment to or modification of, or waive any of its rights under, any of the terms of either JLG Merger Document, if such amendment, modification or waiver would adversely affect in any material respect the interests of any Lead Agent or any Lender under the Loan Documents.

        8.09    Restricted Payments; Prepayment of Subordinated Indebtedness. (a) The Company shall not, and shall not permit any Subsidiary to, declare or make any Restricted Payment during the existence of an Event of Default; provided that, so long as no Event of Default exists or would result therefrom, (a) any Subsidiary may make Restricted Payments to the Company or to another Subsidiary and (b) the Company and its Subsidiaries may make other Restricted Payments during any fiscal year in an amount not exceeding $40,000,000 (pro rated for the portion of the fiscal year during which the Effective Date occurs) plus the positive result of (i) 25% of the cumulative net income of the Company and its consolidated Subsidiaries for all fiscal quarters ending after the Effective Date minus (ii) the cumulative amount of all Restricted Payments made in any fiscal year ending after the Effective Date that exceeded $40,000,000 (pro rated for the portion of the fiscal year during which the Effective Date occurs).

        (b)     The Company shall not, and permit any Subsidiary to, make any payment with respect to Indebtedness that is expressly subordinate to the Obligations or to any other senior Indebtedness of the Company or such Subsidiary if a Default or an Event of Default exists or would result therefrom.

        8.10    Leverage Ratio. The Company shall not permit the Leverage Ratio as of the last day of any fiscal quarter to be greater than the applicable ratio set forth below:

Fiscal Quarters Ending	Maximum Leverage Ratio
December 31, 2006 through June 30, 2007	5.50 to 1.0
September 30, 2007	5.25 to 1.0
December 31, 2007 through September 30, 2008	4.75 to 1.0
December 31, 2008 through September 30, 2009	4.25 to 1.0
Thereafter	3.75 to 1.0.

        8.11    Interest Coverage Ratio. The Company shall not permit the Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 2.50 to 1.0.

ARTICLE IX

EVENTS OF DEFAULT

        9.01    Event of Default. Any of the following shall constitute an “Event of Default”:

        (a)    Non-Payment. Any Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or of any L/C Obligation, or (ii) within five days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

        (b)    Representation or Warranty. Any representation or warranty by any Loan Party made or deemed made herein or in any other Loan Document, or contained in any certificate, document or financial or other statement by any Loan Party or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

        (c)    Specific Defaults. The Company fails to perform or observe any term, covenant or agreement (i) contained in Section 8.01 and such failure continues unremedied for five Business Days after a Responsible Officer has knowledge thereof or (ii) contained in Section 7.03(a), in clause (B)(II) of the proviso to the first sentence of Section 7.14 or in any provision of Article VIII (other than Section 8.01); or

        (d)    Other Defaults. The Company or any other Loan Party fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document to which such Person is a party, and such default shall continue unremedied for a period of 30 days after the date upon which written notice thereof is given to the Company by the Agent or any Lender; or

        (e)    Cross-Default. Any Loan Party (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than Indebtedness in respect of Swap Contracts), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) in excess of the Threshold Amount when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable, or to be required to be repurchased, prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

        (f)    Insolvency; Voluntary Proceedings. Any Loan Party (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

        (g)    Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Loan Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any Loan Party’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Loan Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Loan Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

        (h)    ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company or any ERISA Affiliate under Title IV of ERISA to such Pension Plan or Multiemployer Plan or to the PBGC in an aggregate amount for all such Pension Plans and Multiemployer Plans in excess of the Threshold Amount; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans and Multiemployer Plans at any time exceeds the Threshold Amount (determined, in respect of Multiemployer Plans, by reference to the Unfunded Person Liability for which the Company or any ERISA Affiliate may be liable); or (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

        (i)    Judgments. (i) One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary and known to a Responsible Officer involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, in excess of the Threshold Amount, or (ii) one or more non-monetary final judgments is entered against the Company or any Subsidiary that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof; or

        (j)    Change of Control. There occurs any Change of Control; or

        (k)    Invalidity of Loan Documents. Any Loan Document is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect; any Loan Party (or any Person acting on behalf of any Loan Party) contests in any manner the validity or enforceability of any Loan Document to which it is a party or denies that it has any further liability or obligation thereunder; any Loan Party (or any Person acting on behalf of any Loan Party) contests in any manner the validity, perfection or priority of any Lien on a material portion of the Collateral purported to be covered thereby; or any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 8.01) on a material portion of the Collateral purported to be covered thereby.

        9.02    Remedies. If any Event of Default has occurred and is continuing, the Agent shall, at the request of, or may, with the consent of, the Required Lenders,

        (a)     declare the Commitments of the applicable Lenders to make Loans and any obligation of the Issuers to Issue Letters of Credit to be terminated, whereupon such Commitments and obligation shall be terminated;

        (b)     declare an amount equal to the Dollar Equivalent of the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document (other than any Rate Swap Document) to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower; and

        (c)     exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents (excluding any Rate Swap Document) or applicable law;

provided that upon the occurrence of any event specified in subsection (f) or (g) of Section 9.01 with respect to the Company (or, in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), any obligation of each Lender to make Loans and any obligation of each Issuer to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent, any Issuer or any Lender.

        9.03    Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE X

THE AGENT

        10.01    Appointment and Authority. Each of the Lenders and the Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuers, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

        10.02    Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

        10.03    Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

        (a)     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

        (b)     shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

        (c)     shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

        The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and 11.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Company, a Lender or an Issuer.

        The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

        10.04    Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuer, the Agent may presume that such condition is satisfactory to such Lender or such Issuer unless the Agent shall have received notice to the contrary from such Lender or such Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

        10.05    Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Agent. The Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

        10.06    Resignation of Agent. The Agent may at any time give notice of its resignation to the Lenders, the Issuers and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company (which consent shall not be unreasonably withheld or delayed and which consent shall not be required during the existence of an Event of Default), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and consented to by the Company (such consent not to be unreasonably withheld or delayed) and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuers, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and each Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

        Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as an Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer and Swing Line Lender, (b) the retiring Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuer to effectively assume the obligations of the retiring Issuer with respect to such Letters of Credit.

        10.07    Non-Reliance on Agent and Other Lenders. Each Lender and each Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

        10.08    No Other Duties, Etc.Anything herein to the contrary notwithstanding, no Person listed on the cover page hereof or elsewhere herein as an Arranger, the Syndication Agent or a Co-Documentation Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender or an Issuer hereunder.

        10.09    Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

        (a)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuers and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuers and the Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuers and the Agent under Sections 2.14, 3.08 and 11.04) allowed in such judicial proceeding; and

        (b)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuer to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders and the Issuers, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.14 and 11.04.

        Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

        10.10    Collateral and Guaranty Matters. The Agent shall, and the Lenders and the Issuers irrevocably authorize the Agent to, at the sole cost and expense of the Company,:

        (a)     release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Revolving Commitments and payment in full in cash of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Supported Letters of Credit), (ii) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

        (b)     subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by subsection 8.01(j) or (k); and

        (c)     release any Guarantor from its obligations under the Subsidiary Guaranty if, after giving effect to such release, the Company is in compliance with Section 7.13.

        Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 10.10.

        10.11    Withholding Tax. (a) (i) If any Lender is a “foreign corporation, partnership or trust” within the meaning of the Code (a “Foreign Lender”) and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Agent and the Company, to deliver to the Agent and the Company:

(A) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form W-8BEN before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

(B) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement; and

(C) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Each such Lender agrees to promptly notify the Agent and the Company of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

                (ii)     If any Foreign Lender claims exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, such Lender agrees with and in favor of the Agent and the Company to deliver to the Agent and the Company a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Lender delivers a Form W-8, a certificate representing that such Lender is not a “bank” for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Code)).

        (b)     If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrowers owing to such Lender, such Lender agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of such Obligations. To the extent of such percentage amount, the Agent will treat such Lender’s IRS Form W-8BEN as no longer valid.

        (c)     If any Lender claiming exemption from United States withholding tax by filing IRS Form W-8ECI with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrowers owing to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

        (d)     If any Lender is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

        (e)     If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

ARTICLE XI

MISCELLANEOUS

        11.01    Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any other Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent at the written request of the Required Lenders) and the Company and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

        (a)     no such waiver, amendment, or consent shall, unless in writing and signed by each Lender directly affected thereby and the Company and acknowledged by the Agent, do any of the following:

(i) increase or extend the Commitment of such Lender (or reinstate any Commitment of such Lender terminated pursuant to Section 9.02) except for increases pursuant to subsection 2.09(c);

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, reimbursement obligations with respect to Letters of Credit or other amounts due to such Lender hereunder or under any other Loan Document, including any mandatory prepayment required pursuant to subsection 2.11(b), or reduce any scheduled or mandatory payment of principal of any Loan; or

(iii) reduce or forgive the principal of, or the rate of interest specified herein on any Loan, any reimbursement obligations with respect to Letters of Credit or (subject to clause (x) of the last paragraph of this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document; and

        (b)     no such waiver, amendment or consent shall, unless in writing and signed by each Lender and the Company and acknowledged by the Agent, do any of the following:

(i) reduce the percentage specified in the definition of “Required Lenders” or the definition of “Total Percentage”;

(ii) amend this Section, Section 2.18 or any provision herein providing for consent or other action by all Lenders; or

(iii) release the Company from its obligations under Article XII;

(iv) release all or substantially all of the Guarantors from their obligations under the Subsidiary Guaranty (other than pursuant to a transaction expressly permitted hereunder) or amend or consent to any waiver of Section 7.13 in a manner that would adversely affect any Lender; or

(v) release all or substantially all of the collateral subject to the Collateral Documents;

and, provided further, that (i) no amendment, waiver or consent shall affect the rights or duties of any Issuer under this Agreement or any L/C-Related Document relating to any Letter of Credit Issued or to be Issued by it without the written consent of such Issuer, (ii) no amendment, waiver or consent shall affect the rights or duties of the Agent under this Agreement or any other Loan Document without the written consent of the Agent, (iii) no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement or any other Loan Document without the written consent of the Swing Line Lender, (iv) no amendment, waiver or consent shall affect the rights or duties of any Fronting Lender under this Agreement or any other Loan Document without the written consent of such Fronting Lender, (v) no amendment, waiver or consent shall (A) change the definition of “Supported Letter of Credit” or (B) change the provisions of subsection 3.01(c) or Section 3.07 without, in each case, the written consent of the Required Revolving Lenders, (vi) no amendment, waiver or consent shall obligate any Revolving Lender to make a Revolving Loan during the existence of an Event of Default without the written consent of the Required Revolving Lenders, (viii) no change, directly or indirectly, in the definition of “Required Revolving Lenders”, “Required Term A Lenders” or “Required Term B Lenders” shall be effective unless in writing and signed by each Revolving Lender, Term A Lender or Term B Lender, respectively, (ix) no amendment, waiver or consent shall modify the allocation of any payment between the Term Loans without the consent of the Required Term A Lenders and the Required Term B Lenders and (x) any Rate Swap Document and either Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto. Notwithstanding the foregoing, upon the execution and delivery of all documentation required by subsection 2.09(c) to be delivered in connection with an increase to the Aggregate Revolving Commitment, this Agreement shall be deemed amended without further action by any party to reflect, as applicable, the new Lenders and their new Revolving Commitments and any increase in the Revolving Commitment of any existing Lender.

        11.02    Notices. (a) Except as otherwise provided herein, all notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.02 (or, in the case of a Lender other than Bank of America, in such Lender’s Administrative Questionnaire), and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.02 (or, in the case of a Lender other than Bank of America, in such Lender’s Administrative Questionnaire); or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

        (b)     All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed or delivered, upon delivery; except that notices pursuant to Article II, III or X to the Agent shall not be effective until actually received by the Agent, and notices pursuant to Article III to any Issuer shall not be effective until actually received by such Issuer at the address specified on Schedule 11.02 (or, in the case of an Issuer other than Bank of America, in such Issuer’s Administrative Questionnaire).

        (c)     Any agreement of the Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Agent and the Lenders shall be entitled to rely on the authority of any Person identifying himself or herself as, and reasonably appearing to be, a Person authorized by the Company to give such notice and the Agent and the Lenders shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or the Lenders in good faith in reliance upon such telephonic or facsimile notice. The obligation of the Borrowers to repay the Loans and L/C Obligations shall not be affected in any way or to any extent by any failure by the Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Lenders of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in the telephonic or facsimile notice.

        11.03    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

        11.04    Costs and Expenses; Indemnification.

        (a)     The Company shall pay (i) all reasonable and documented out of pocket expenses incurred by the Lead Agents and their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lead Agents), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuers in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Agent, any Lender or any Issuer (including the fees, charges and disbursements of any counsel for the Agent, any Lender or any Issuer), in connection with the enforcement or protection of its rights during the existence of any Default or Event of Default (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

        (b)     The Company shall indemnify each Agent-Related Person, each Lender, each Issuing Bank and each of the Related Parties of such Person (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one counsel for the Lead Agents and one counsel for all other Indemnitees (except in each case to the extent that separate counsel would be required as the result of any conflict of interest)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit but excluding, solely as between the Company and such Issuer and without affecting the liability of the Company to any other Indemnitee, any action or omission for which such Issuer has agreed in writing it is not entitled to indemnification hereunder), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Claim related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) result from a breach by a Lender of Section 11.08, (B) arise from disputes between Indemnitees, (C) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or the use by such Indemnitee of confidential information in a manner that violates any Federal or state securities law, (D) constitute customary expenses for a Lender in connection with review of credit documentation and the closing of this Agreement or (E) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

        (c)     To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) to be paid by it to any Agent-Related Person or any Related Party of such Agent-Related Person, each Lender severally agrees to pay to such Agent-Related Person such Lender’s Total Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such, or against any Related Party acting for such Agent-Related Person in connection with such capacity. The obligations of the Lenders under this subsection (c) (i) are subject to the provisions of Section 2.18 and (ii) shall not in any way limit the obligations of the Company under this Section 11.04.

        (d)     To the fullest extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by third parties of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

        (e)     The obligations in this Section shall survive payment of all other Obligations. At the election of any Indemnitee, the Company shall defend such Indemnitee using legal counsel satisfactory to such Indemnitee in such Person’s sole discretion, at the sole cost and expense of the Company. All amounts owing under this Section shall be paid within 30 days after demand (which demand shall be accompanied by a statement from the applicable Indemnitee setting forth such amounts in reasonable detail).

        11.05    Marshalling; Payments Set Aside. Neither the Agent nor the Lenders shall be under any obligation to marshall any assets in favor of any Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that any Borrower makes a payment to the Agent or the Lenders, or the Agent or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its applicable Percentage of any amount so recovered from or repaid by the Agent.

        11.06    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.

        11.07    Assignments, Participations, Etc.

        (a)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this subsection 11.07(a), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of (1) an assignment of the entire remaining amount of the assigning Lender’s Loans of a particular Class at the time owing to it and the related Commitment (if any) or (2) an assignment to an Affiliate of a Lender, no minimum amount need be assigned; and

(B) in any case not described in clause (A) above, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than (1) $5,000,000, in the case of any assignment of Revolving Loans and/or Revolving Commitments, (2) $2,500,000, in the case of any assignment in respect of Term A Loans and/or Term A Commitments, or (3) $1,000,000, in the case of any assignment in respect of Term B Loans and/or Term B Commitments, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans, (B) apply to any Fronting Lender’s rights and obligations in respect of Fronted Offshore Currency Loans and/or Fronted Offshore Currency Commitments or (C) prohibit any Lender from assigning all or a portion of its rights and obligations among the separate credit facilities hereunder on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) above and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to an Affiliate of the assigning Lender, an Approved Fund or, in the case of assignments of Term B Loans and/or Term B Commitments, a Lender;

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of each Issuer, the Swing Line Lender and each Fronting Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Loans and/or Revolving Commitments to an Assignee other than a Revolving Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to any Borrower or any Affiliate or Subsidiary of any Borrower.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (b) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.01, 4.03, 4.04 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the applicable Borrower (at its expense) shall execute and deliver a Note to the Assignee. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (c) below.

        (b)    Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent’s Payment Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

        (c)    Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Agent, sell participations to any Person (other than a natural person, any Borrower or any Affiliate or Subsidiary of any Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the applicable Borrower, the Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (d) below, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01 and 4.03to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 11.07(a). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09as though it were a Lender, provided such Participant agrees to be subject to Section 2.18 as though it were a Lender.

        (d)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 4.01 or 4.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the applicable Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.01 unless the applicable Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of such Borrower, to comply with Section 10.11 as though it were a Lender.

        (e)    Certain Pledges. Any Lender may, without the consent of the Agent or the Company, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

        (f)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

        (g)    Resignation as an Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any Revolving Lender acting as an Issuer or the Swing Line Lender assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (a) above, such Person may, as applicable, (i) upon 30 days’ notice to the Borrowers, the Lenders and the Agent, resign as an Issuer and/or (ii) upon 30 days’ notice to the Borrowers and the Agent, resign as the Swing Line Lender. In the event of any such resignation of an Issuer or the Swing Line Lender, the Company shall be entitled to appoint from among the Revolving Lenders (with the consent of such appointee) a successor Issuer or Swing Line Lender hereunder, as applicable; provided that no failure by the Company to appoint any such successor shall affect the resignation of such Person as an Issuer or as the Swing Line Lender, as the case may be. If a Person resigns as an Issuer, it shall retain all the rights, powers, privileges and duties of an Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in unreimbursed amounts under Letters of Credit pursuant to Section 3.03). If a Person resigns as the Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to subsection 2.06(b). Upon the appointment of a successor Issuer, (a) such successor Issuer shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer and (b) such successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuer to effectively assume the obligations of such retiring Issuer with respect to such Letters of Credit. Upon the appointment of a successor Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender.

        11.08    Confidentiality. Each Lender agrees to maintain the confidentiality of all information provided to it by or on behalf of the Company or any Subsidiary, or by the Agent on the Company’s or such Subsidiary’s behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender or its Affiliates, or (ii) was or becomes available on a non-confidential basis from a source other than the Company or a Subsidiary, provided that such source is not bound by a confidentiality agreement with the Company known to the Lender; provided that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding involving the Company to which the Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender’s independent auditors, trustees and other professional advisors; (G) to any Participant or Assignee, actual or potential, or to any direct, indirect, actual or prospective counterparty to any swap, derivative or securitization transaction related to the Obligations, provided that, in each case, such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (H) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party with such Lender or such Affiliate; (I) to its Affiliates, provided that such Affiliate is advised of the confidentiality requirements set forth herein and agrees in writing (for the benefit of the Company) to keep such information confidential to the same extent required hereunder (it being understood that each Lender shall be liable for the breach by any of its Affiliates of any such confidentiality requirement); and (J) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about such Lender’s investment portfolio in connection with ratings issued with respect to such Lender. Each Lender will, so long as not prohibited from doing so by any Requirement of Law, notify the Company of any request for information of the type referred to in clause (B) or (C) above prior to disclosing such information so that the Company may seek appropriate relief from any applicable court or other Governmental Authority.

        11.09    Set-off. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender and each of its Affiliates is authorized at any time and from time to time, without prior notice to any Borrower, any such notice being waived by each Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or such Affiliate to or for the credit or the account of such Borrower against any and all Obligations owing to such Lender or such Affiliate, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be denominated in a different currency, contingent or unmatured. Each Lender agrees promptly to notify the Company and the Agent after any such set-off and application made by such Lender or such Affiliate; provided that the failure to give such notice shall not affect the validity of such set-off and application.

        11.10    Automatic Debits of Fees. With respect to any commitment fee, arrangement fee, letter of credit fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent, any Issuer, Bank of America or either Arranger under the Loan Documents, the Company hereby irrevocably authorizes Bank of America to debit any deposit account of the Company with Bank of America in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense; providedthat so long as no Event of Default has occurred and is continuing, Bank of America has given notice to the Company thereof not later than the date prior to the date of such debit. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed so as not to create an overdraft (in whole or in part, in Bank of America’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

        11.11    Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

        11.12    Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

        11.13    Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

        11.14    No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Lenders, the Lead Agents and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

        11.15    Governing Law and Jurisdiction. (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF ILLINOIS (WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THEREOF); PROVIDED THAT THE BORROWERS, THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

        (b)     ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWERS, THE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWERS, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE BORROWERS, THE AGENT AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

        11.16    WAIVER OF JURY TRIAL. THE BORROWERS, THE LENDERS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWERS, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

        11.17    Judgment. If, for the purposes of filing a claim or obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent or such Lender in the Agreement Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or such Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent or such Lender in such currency, the Agent or such Lender agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

        11.18    Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Borrowers, the Lenders and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

        11.19    USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Agent, as applicable, to identify such Borrower in accordance with the Act.

ARTICLE XII

COMPANY GUARANTY

        12.01    The Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Company from the proceeds of the Loans and the issuance of the Letters of Credit, the Company hereby agrees with the Lenders as follows: the Company hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of the Subsidiary Borrowers to the Guaranteed Creditors. If any or all of the Guaranteed Obligations of such Borrowers to the Guaranteed Creditors becomes due and payable hereunder, the Company unconditionally promises to pay such indebtedness to the Agent and/or the Lenders, on demand, together with any and all expenses which may be incurred by the Agent or the Lenders in collecting any of the Guaranteed Obligations. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrowers), then and in such event the Company agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Company, notwithstanding any revocation of this Guaranty or other instrument evidencing any liability of any Borrower, and the Company shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

        12.02    Insolvency. Additionally, the Company unconditionally and irrevocably guarantees the payment of the Dollar Equivalent of any and all of the Guaranteed Obligations of the Subsidiary Borrowers to the Guaranteed Creditors whether or not due or payable by any Borrower upon the occurrence of any of the events specified in subsection 9.01(f) or (g), and unconditionally promises to pay the Dollar Equivalent of such Guaranteed Obligations to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

        12.03    Nature of Liability. The liability of the Company hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations of any Borrower whether executed by the Company, any other guarantor or by any other party, and the liability of the Company hereunder is not affected or impaired by (a) any direction as to application of payment by any Borrower or by any other party; or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations of any Borrower; or (c) any payment on or in reduction of any such other guaranty or undertaking; or (d) any dissolution, termination or increase, decrease or change in personnel by any Borrower; or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to any Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Company waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

        12.04    Independent Obligation. The obligations of the Company hereunder are independent of the obligations of any other guarantor, any other party or any Borrower, and a separate action or actions may be brought and prosecuted against the Company whether or not action is brought against any other guarantor, any other party or any Borrower and whether or not any other guarantor, any other party or any Borrower is joined in any such action or actions. The Company waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by a Borrower or other circumstance which operates to toll any statute of limitations as to such Borrower shall operate to toll the statute of limitations as to the Company’s obligations under this Article XII.

        12.05    Authorization. The Company authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

        (a)     change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

        (b)     take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

        (c)     exercise or refrain from exercising any rights against any Borrower or others or otherwise act or refrain from acting;

        (d)     release or substitute any one or more endorsers, guarantors, Borrowers or other obligors;

        (e)     settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors other than the Guaranteed Creditors;

        (f)     apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Company or any Borrower remain unpaid;

        (g)     consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise amend, modify or supplement this Agreement or any of such other instruments or agreements; and/or (h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Company from its liabilities under this Guaranty;

it being understood that the foregoing shall not permit any action by the Agent or any Lender that is not otherwise permitted by this Agreement or any other Loan Document.

        12.06    Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of any Borrower or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

        12.07    Subordination. Any of the indebtedness of each Borrower relating to the Guaranteed Obligations now or hereafter owing to the Company is hereby subordinated to the Guaranteed Obligations of such Borrower owing to the Guaranteed Creditors, and if the Agent so requests at a time when an Event of Default exists, all such indebtedness relating to the Guaranteed Obligations of such Borrower to the Company shall be collected, enforced and received by the Company for the benefit of the Guaranteed Creditors and be paid over to the Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations of such Borrower to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of the Company under the other provisions of this Guaranty. Prior to the transfer by the Company of any note or negotiable instrument evidencing any of the indebtedness relating to the Guaranteed Obligations of such Borrower to the Company, the Company shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, the Company hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

        12.08    Waiver.

        (a)     The Company waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. The Company waives any defense based on or arising out of any defense of any Borrower, any other guarantor or any other party, other than payment in full of the Guaranteed Obligations, based on or arising out of the disability of any Borrower, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment in full of the Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by the Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Borrower or any other party, or any security, without affecting or impairing in any way the liability of the Company hereunder except to the extent the Guaranteed Obligations have been paid. The Company waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Company against any Borrower or any other party or any security.

        (b)     Except as otherwise expressly provided in this Agreement, the Company waives all presentments, demands for performance, protests and notices, including notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. The Company assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Company assumes and incurs hereunder, and agrees that the Agent and the Lenders shall have no duty to advise the Company of information known to them regarding such circumstances or risks.

        12.09    Nature of Liability. It is the desire and intent of the Company and the Guaranteed Creditors that this Guaranty shall be enforced against the Company to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of the Company under this Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of the Guaranteed Obligations shall be deemed to be reduced and the Company shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

        12.10    No Fiduciary or Implied Duties. The Company acknowledges and agrees, and acknowledges its Affiliates’understanding, that in acting as a Lead Agent, no Lead Agent will have responsibility except as set forth in this Agreement and shall in no event be subject to any fiduciary or other implied duties. The Company waives and releases, to the fullest extent permitted by law, any claims that it may have against any Lead Agent with respect to any breach or alleged breach of agency or fiduciary duty.

        12.11    Termination of Existing Credit Agreement. The Company and the Lenders that are parties to the Existing Credit Agreement agree that concurrently with the effectiveness hereof, all “Commitments” under and as defined in the Existing Credit Agreement shall terminate and the Existing Credit Agreement shall be of no further force or effect (except for provisions thereof that by their terms survive termination thereof).

[signature pages follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

OSHKOSH TRUCK CORPORATION
By: /s/ Charles L. Szews
Name: Charles L. Szews
Title: Executive Vice President and Chief Financial Officer
BANK OF AMERICA, N.A., as Agent
By: /s/ David A. Johanson
Name: David A. Johanson
Title: Vice President
BANK OF AMERICA, N.A., as a Lender, as an Issuer and as Swing Line Lender
By: /s/ Mark R. Motuelle
Name: Mark R. Motuelle
Title: Senior Vice President

Signature page to Oshkosh Credit Agreement

JPMORGAN CHASE BANK, N.A., as Syndication Agent and as a Lender
By: /s/ James M. Sumoski
Name: James M. Sumoski
Title: Vice President

Signature page to Oshkosh Credit Agreement

BMO CAPITAL MARKETS FINANCING INC., as Co-Documentation Agent and as a Lender
By: /s/ Patrick McDonnell
Name: Patrick McDonnell
Title: Managing Director

Signature page to Oshkosh Credit Agreement

LASALLE BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent and as a Lender
By: /s/ Jeff Janza
Name: Jeff Janza
Title: First Vice President

Signature page to Oshkosh Credit Agreement

SUNTRUST BANK, as Co-Documentation Agent, as an Issuer and as a Lender
By: /s/ William Humphries
Name: William Humphries
Title: Managing Director

Signature page to Oshkosh Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC
By: /s/ Angela Reilly
Name: Angela Reilly
Title: Managing Director

Signature page to Oshkosh Credit Agreement

MIZUHO CORPORATE BANK, LTD.
By: /s/ Robert Gallagher
Name: Robert Gallagher
Title: Team Leader and Senior Vice President

Signature page to Oshkosh Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CHICAGO BRANCH
By: /s/ Hirotsugu Hayashi
Name: Hirotsugu Hayashi
Title: General Manager

Signature page to Oshkosh Credit Agreement

GOLDMAN SACHS CREDIT PARTNERS L.P.
By: /s/ Bruce M. Mendelsohn
Name: Bruce M. Mendelsohn
Title: Authorized Signatory

Signature page to Oshkosh Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION
By: /s/ Yoshihiro Hyakutome
Name: Yoshihiro Hyakutome
Title: Joint General Manager

Signature page to Oshkosh Credit Agreement

CITIBANK, N.A.
By: /s/ James M. Buchanan
Name: James M. Buchanan
Title: Vice President

Signature page to Oshkosh Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION
By: /s/ Mark H. Halldorson
Name: Mark H. Halldorson
Title: Vice President

Signature page to Oshkosh Credit Agreement

BAYERISCHE HYPO-UND VEREINSBANK, AG, NEW YORK BRANCH
By: /s/ Ken Hamilton
Name: Ken Hamilton
Title: Director
By: /s/ Richard Cordover
Name: Richard Cordove
Title: Director

Signature page to Oshkosh Credit Agreement

CALYON NEW YORK BRANCH
By: /s/ Joseph A. Philbin
Name: Joseph A. Philbin
Title: Director
By: /s/ Lee E. Greve
Name: Lee E. Greve
Title: Managing Director, Deputy Manager

Signature page to Oshkosh Credit Agreement

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES
By: /s/ John Marlatt
Name: John Marlat
Title: Senior Vice President
By: /s/ Hajo Neugaertner
Name: Hajo Neugaertner
Title: Vice President

Signature page to Oshkosh Credit Agreement

NATIONAL CITY BANK
By: /s/ James Kershner
Name: James Kershner
Title: Vice President

Signature page to Oshkosh Credit Agreement

ASSOCIATED BANK, N.A.
By: /s/ Joseph Gehrke
Name: Joseph Gehrke
Title: Senior Vice President

Signature page to Oshkosh Credit Agreement

BNP PARIBAS
By: /s/ Andrew Strait
Name: Andrew Strait
Title: Managing Director
By: /s/ Christopher Grumboski
Name: Christopher Grumboski
Title: Director

Signature page to Oshkosh Credit Agreement

COMMERCE BANK, N.A.
By: /s/ Jamison Tranfalia
Name: Jamison Tranfalia
Title: Vice President

Signature page to Oshkosh Credit Agreement

KBC BANK NV
By: /s/ Jean-Pierre Diels
Name: Jean-Pierre Diels
Title: First Vice President
By: /s/ William Cavanaugh
Name: William Cavanaugh
Title: Vice President

Signature page to Oshkosh Credit Agreement

MIDAMERICA BANK, FSB
By: /s/ Paul Jelacic
Name: Paul Jelacic
Title: Vice President

Signature page to Oshkosh Credit Agreement

UNITED OVERSEAS BANK LIMITED, NEW YORK AGENCY
By: /s/ George Lim
Name: George Lim
Title: FVP & General Manager
By: /s/ Mario Sheng
Name: Mario Sheng
Title: AVP

Signature page to Oshkosh Credit Agreement

COMERICA BANK
By: /s/ Heather Whiting
Name: Heather Whiting
Title: Assistant Vice President

Signature page to Oshkosh Credit Agreement

CATERPILLAR FINANCIAL SERVICES CORPORATION
By: /s/ Christopher C. Patterson
Name: Christopher C. Patterson
Title: Global Operations Manager-Capital Markets

Signature page to Oshkosh Credit Agreement

CRÉDIT INDUSTRIEL ET COMMERCIAL
By: /s/ Brian O’Leary
Name: Brian O’Leary
Title: Vice President
By: /s/ Marcus Edward
Name: Marcus Edward
Title: Vice President

Signature page to Oshkosh Credit Agreement

MB FINANCIAL BANK, N.A.
By: /s/ Henry Wessel
Name: Henry Wessel
Title: Vice President

Signature page to Oshkosh Credit Agreement

SAN PAOLO IMI S.P.A.
By: /s/ Renato Carducci
Name: Renato Carducci
Title: General Manager
By: /s/ Robert Wurster
Name: Robert Wurster
Title: Senior Vice President

Signature page to Oshkosh Credit Agreement

FIRSTRUST BANK
By: /s/ Kent D. Nelson
Name: Kent D. Nelson
Title: Senior Vice President

Signature page to Oshkosh Credit Agreement